Exhibit 99.1

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of

New Enterprise Stone & Lime Co., Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, cash flows and changes in deficit and comprehensive income (loss) present fairly, in all material respects, the financial position of New Enterprise Stone & Lime Co., Inc. and its subsidiaries at February 28, 2011 and 2010, and the results of their operations and their cash flows for each of the three years in the period ended February 28, 2011 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed under the heading “Liquidity and Management’s Plans” in Note 2 to the consolidated financial statements, the Company’s First Lien Revolving Credit Facility matures in January 2013. In addition, after considering current estimated operating results for the year ended February 29, 2012, the quarterly periods during fiscal 2013, and resulting potential impacts on the Company’s ability to satisfy its obligations under the First Lien Revolving Credit Facility and First Lien Term Loans A & B, the Company is considering, among other actions, entering into two new debt agreements, a Senior Secured Note and an asset based loan to refinance the existing First Lien Revolving Credit Facility and First Lien Term Loans A & B.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

May 31, 2011, except for Note 20 and the effects of the Registration paragraph described in Note 1 to the consolidated financial statements, as to which the date is August 29, 2011, and except for Note 2 as it relates to disclosures under the heading “Liquidity and Management’s Plans”, as to which the date is February 29, 2012

New Enterprise Stone & Lime Co., Inc. and Subsidiaries

Consolidated Balance Sheets

As of February 28 (in thousands, except share and per share data)	2011	2010
Assets
Current assets
Cash and cash equivalents	$20,029	$10,773
Restricted cash	1,887	1,800
Accounts receivable (less allowance for doubtful accounts of $2,430 in 2011 and $2,119 in 2010)	67,372	60,087
Inventories	129,422	127,214
Deferred income taxes	13,783	12,806
Other current assets	9,941	10,244
Total current assets	242,434	222,924
Other assets
Property, plant and equipment, net	382,965	390,530
Goodwill	90,847	90,847
Other intangible assets	28,084	28,724
Other assets	23,748	17,209
Total assets	$768,078	$750,234
Liabilities and Deficit
Current liabilities
Current maturities of long-term debt	$20,460	$20,557
Accounts payable—trade	16,154	13,430
Accrued liabilities	52,146	45,638
Total current liabilities	88,760	79,625
Long-term debt and other liabilities
Long-term debt, less current maturities	480,386	464,339
Deferred income taxes	111,921	112,781
Other	9,840	9,043
Total liabilities	690,907	665,788
Commitments and contingencies (Note 14)
Redeemable Common Stock
Common stock, Class A, voting, $1 par value. Authorized 30,000 shares; issued and outstanding 20,500 shares	9,837	13,846
Common stock, Class B, nonvoting, $1 par value. Authorized 750,000 shares; issued and outstanding 250,925 shares	120,404	169,472
Deficit
New Enterprise Stone & Lime Co., Inc. deficit
Retained deficit	(53,535)	(99,644)
Accumulated other comprehensive loss	(1,403)	(1,576)
Total New Enterprise Stone & Lime Co., Inc. deficit	(54,938)	(101,220)
Noncontrolling interest	1,868	2,348
Total deficit	(53,070)	(98,872)
Total liabilities and deficit	$768,078	$750,234

The accompanying notes are an integral part of these financial statements.

New Enterprise Stone & Lime Co., Inc. and Subsidiaries

Consolidated Statements of Operations

Years ended February 28 (in thousands)	2011	2010	2009
Revenue
Construction materials	$346,928	$345,111	$390,896
Heavy/highway construction	300,658	315,006	310,494
Traffic safety services and equipment	68,812	68,384	72,928
Other revenues	9,601	8,617	11,457
Total revenue	725,999	737,118	785,775
Cost of revenue (exclusive of items shown separately below)
Construction materials	244,315	229,785	278,972
Heavy/highway construction	281,077	298,082	281,006
Traffic safety services and equipment	50,026	47,987	54,881
Other expenses	3,193	4,758	5,286
Total cost of revenue	578,611	580,612	620,145
Depreciation, depletion, and amortization	45,917	43,742	42,279
Intangible asset impairment	—	—	44,873
Pension and profit sharing	8,907	9,690	8,895
Selling, administrative, and general expenses	61,547	64,779	59,223
	694,982	698,823	775,415
Operating profit	31,017	38,295	10,360
Other income (expense)
Interest income	318	593	667
Interest expense	(41,586)	(29,536)	(40,185)
	(41,268)	(28,943)	(39,518)
Income (loss) before income taxes	(10,251)	9,352	(29,158)
Income tax expense (benefit)	(4,478)	392	1,060
Net income (loss)	(5,773)	8,960	(30,218)
Noncontrolling interest in net (income) loss	(1,195)	(1,165)	(1,214)
Net income (loss) attributable to New Enterprise Stone & Lime Co., Inc.	$(6,968)	$7,795	$(31,432)

The accompanying notes are an integral part of these financial statements.

New Enterprise Stone & Lime Co., Inc. and Subsidiaries

Consolidated Statements of Cash Flows

Years ended February 28 (in thousands)	2011	2010	2009
Reconciliation of net income (loss) to net cash provided by operating activities
Net income (loss)	$(5,773)	$8,960	$(30,218)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and cost depletion	45,277	43,102	41,639
Loss on asset impairment	—	—	44,873
Gain on disposal of property, plant, and equipment	(600)	(261)	(595)
Amortization of other assets and liabilities	2,470	2,187	4,129
Noncash interest expense	6,568	3,862	3,020
Deferred income taxes	(1,837)	561	(854)
Equity earnings of affiliates	—	(254)	(239)
Allowance for doubtful accounts	311	(696)	(48)
Changes in current assets and liabilities
Accounts receivable	(7,596)	2,389	5,977
Inventories	(2,208)	(8,468)	(4,329)
Other current assets	1,753	(95)	(67)
Accounts payable	2,724	(7,017)	(3,544)
Other accruals	6,414	13,808	(35,816)
Net cash provided by operating activities	47,503	58,078	23,928
Cash flows from investing activities
Capital expenditures	(31,777)	(24,331)	(28,263)
Proceeds from sale of property, plant, and equipment	2,240	1,333	2,427
Change in cash value of life insurance	(962)	(1,308)	474
Other investing activities	(1,050)	(68)	(783)
Net cash used in investing activities	(31,549)	(24,374)	(26,145)
Cash flows from financing activities
Proceeds from revolving credit	100,164	101,500	89,500
Repayment of revolving credit	(121,065)	(90,415)	(57,000)
Repayment of long-term debt	(219,180)	(52,288)	(13,915)
Payments on capital lease	(5,009)	(4,907)	(5,005)
Proceeds from issuance of long-term debt	250,000	9,107	—
Debt issuance cost	(9,967)	(1,246)	—
Distribution to noncontrolling interest	(1,641)	(1,189)	(639)
Stockholder tax distributions	—	—	(602)
Net cash (used in) provided by financing activities	(6,698)	(39,438)	12,339
Net (decrease) increase in cash and cash equivalents	9,256	(5,734)	10,122
Cash and cash equivalents
Beginning of year	10,773	16,507	6,385
End of year	$20,029	$10,773	$16,507

The accompanying notes are an integral part of these financial statements.

New Enterprise Stone & Lime Co., Inc. and Subsidiaries

Consolidated Statements of Changes in Deficit and Comprehensive Income (Loss)

(in thousands)	Accumulated Other Comprehensive Loss	Retained Deficit	Noncontrolling Interest	Total Deficit
Balance, February 29, 2008	$(917)	$(117,785)	$1,371	$(117,331)
Net income (loss)	—	(31,432)	1,214	(30,218)
Pension adjustment net of tax of $914	(1,301)	—	—	(1,301)
Comprehensive income (loss)				(31,519)
Change in Redeemable Common Stock		82,287		82,287
Distribution to noncontrolling interest	—	—	(639)	(639)
Stockholder tax distributions	—	(602)	—	(602)
Balance, February 28, 2009	(2,218)	(67,532)	1,946	(67,804)
Net income (loss)	—	7,795	1,165	8,960
Pension adjustment net of tax of $451	642	—	—	642
Comprehensive income (loss)				9,602
Change in Redeemable Common Stock		(39,907)		(39,907)
Purchase of subsidiary interest	—	—	426	426
Distribution to noncontrolling interest	—	—	(1,189)	(1,189)
Balance, February 28, 2010	(1,576)	(99,644)	2,348	(98,872)
Net income (loss)	—	(6,968)	1,195	(5,773)
Pension adjustment net of tax of $122	173	—	—	173
Comprehensive income (loss)				(5,600)
Change in Redeemable Common Stock		53,077		53,077
Purchase of subsidiary interest	—	—	(34)	(34)
Distribution to noncontrolling interest	—	—	(1,641)	(1,641)
Balance, February 28, 2011	$(1,403)	$(53,535)	$1,868	$(53,070)

The accompanying notes are an integral part of these financial statements.

New Enterprise Stone & Lime Co., Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

1. Summary of Significant Accounting Policies

Company Activities

The Company is a leading privately held, vertically integrated construction materials supplier and heavy/highway construction contractor in Pennsylvania and western New York and a national traffic safety services and equipment provider. The Company operates in three segments based upon the nature of its products and services: construction materials, heavy/highway construction and traffic safety services and equipment. The Company’s construction materials operations are comprised of: aggregate production, including crushed stone and construction sand and gravel; hot mix asphalt production; ready mixed concrete production; and the production of concrete products, including precast/prestressed structural concrete components and masonry blocks. Another of the Company’s core businesses, heavy/highway construction, includes heavy construction, blacktop paving and other site preparation services. The Company’s heavy/highway construction operations are primarily supplied with construction materials from its construction materials operation. The Company’s third core business, traffic safety services and equipment, consists primarily of sales and leasing of general and specialty traffic control and work zone safety equipment and devices to industrial construction end-users.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary companies, and their wholly owned subsidiary companies, and entities where the Company has a controlling equity interest. During fiscal 2011, the Company consolidated various legal entities in order to simplify the legal structure. This did not change the assets, liabilities, or results of operations at the time the legal mergers took place. The Companies in the consolidated group as of February 28, 2011 include New Enterprise Stone & Lime Co., Inc.; Gateway Trade Center Inc.; EII Transport Inc.; Protection Services Inc.; Work Area Protection  Corp.; SCI Products Inc.; ASTI Transportation Systems, Inc.; Precision Solar Controls Inc.; Rock Solid Insurance Company; Kettle Creek Partners GP, LLC; and Kettle Creek Partners L.P.

The consolidated financial statements also include the accounts of South Woodbury, L.P., which is 99% owned by certain life insurance trusts, which insure the lives of the principal stockholders of the Company. The remainder, which the Company owns, has a 1% general partnership interest through a wholly-owned entity, NESL II, LLC.

South Woodbury, L.P. owns an office building in Roaring Spring, PA and an office building that is being used as the Company’s corporate headquarters in New Enterprise, PA. The Company signed two lease agreements on February 28, 2003. The original lease terms for both leases end on May 31, 2023 and have one five-year option to extend the lease. The annual base rents for the Roaring Spring, PA and New Enterprise, PA office buildings are $0.4 million and $2.0 million respectively, which may be reset to a fair market rate, as defined in the agreements.

Significant intercompany balances and transactions have been eliminated in consolidation.

Investments in entities in which the Company has an ownership interest of 50% or less are accounted for by the equity method. Investments in affiliated companies consist of a 12.6% membership interest in Means To Go, LLC as of February 28, 2011.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the

New Enterprise Stone & Lime Co., Inc. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

1. Summary of Significant Accounting Policies (Continued)

financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company records a valuation allowance to reduce its deferred tax assets to the amount that is more likely than not to be realized. The Company establishes provisions for income taxes when, despite the belief that tax positions are fully supportable, there remain certain positions that do not meet the minimum probability threshold, as defined by the applicable accounting guidance, which is a tax position that is more likely than not to be sustained upon examination by the applicable taxing authority. In the normal course of business, the Company and its subsidiaries are examined by various federal, state and foreign tax authorities. The Company regularly assesses the potential outcomes of these examinations and any future examinations for the current or prior years in determining the adequacy of the provision for income taxes. Interest accrued related to unrecognized tax benefits and income tax related penalties are both included in as a component of the provision for taxes and adjust the income tax provision, the current tax liability and deferred taxes in the period of which the facts that give rise to a revision become known.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. Certain U.S. cash balances exceed Federal Deposit Insurance Corporation limits. Cash balances were restricted in certain consolidated subsidiaries for bond sinking fund and insurance requirements as well as collateral on outstanding letters of credit or rentals.

Trade Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount and past due accounts are subject to services charges. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable, including service charges. The Company determines the allowance based on historical write-off experience, specific identification based on a review of individual past due balances, and the composition and nature of the customer. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

Concentrations of Credit Risk

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company places its cash and temporary investments with high-quality financial institutions. At times, such balances and investments may be in excess of federally insured limits, however the Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents. The Company conducts business with various governmental entities within the Commonwealth of Pennsylvania. These entities include the Pennsylvania Department of Transportation, the Pennsylvania Turnpike Authority, and various townships, municipalities, school districts and universities within Pennsylvania. The Company had $11.9 million and $13.3 million of accounts receivable from these

New Enterprise Stone & Lime Co., Inc. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

1. Summary of Significant Accounting Policies (Continued)

governmental entities as of February 28, 2011 and 2010, respectively. The Company has not experienced any material losses with these governmental agencies and does not believe it is exposed to any significant credit risk on the outstanding accounts receivable.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined using either first-in, first-out (“FIFO”) or weighted average method based on the applicable category of inventories. The Company also maintains an allowance for obsolete inventories, which is based on recent sales activity and usage of related items.

Rental Equipment

Rental equipment, primarily related to the Company’s safety products business, is recorded at cost and depreciated over the estimated useful lives of the equipment using the straight-line method. The range of estimated useful lives for rental equipment is two to three years.

Property, Plant, and Equipment

Property, plant, and equipment are carried at cost. Assets under capital leases are stated at the lesser of the present value of minimum lease payments or the fair value of the leased item. Provision for depreciation is generally computed over estimated service lives by the straight-line method.

The average depreciable life by fixed asset category is as follows:

Land improvements	20 years
Buildings and improvements	8 - 40 years
Crushing, prestressing, and manufacturing plants	5 - 33 years
Contracting equipment	3 - 12.5 years
Trucks and autos	3 - 8 years
Office equipment	5 - 10 years

Depletable limestone deposits are reduced by cost depletion estimated on the basis of recoverable quantities of each quarry.

Repairs and maintenance are charged to operations as incurred. Renewals or betterments, which materially add to the useful lives of property and equipment, are capitalized.

The Company capitalizes interest cost during the period assets are being constructed. Interest capitalized on construction in progress amounted to $0.1 million, $0.2 million and $0.4 million during the years ended February 28, 2011, 2010, and 2009, respectively.

Goodwill and Goodwill Impairment

Goodwill is tested for impairment on an annual basis or more frequently whenever events or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. The impairment test for goodwill is a two-step process. Under the first step, the fair value of the reporting unit is compared with its carrying value. If the fair value of the reporting unit is less than its carrying value, an indication of impairment exists and the reporting unit must perform step two of the impairment test. Under step two, an impairment loss is recognized for any

New Enterprise Stone & Lime Co., Inc. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

1. Summary of Significant Accounting Policies (Continued)

excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation. If the fair value of the reporting unit exceeds its carrying value, step two does not need to be performed.

The carrying value of each reporting unit is determined by assigning assets and liabilities, including goodwill, to those reporting units as of the measurement date. We use significant judgment in determining the most appropriate method to estimate the fair values of each of our reporting units. We estimate the fair values of the reporting units by considering the indicated fair values derived from both an income approach, which involves discounting estimated future cash flows, and a market approach, which involves the application of revenue and earnings multiples of comparable companies.

We complete a discounted future cash flow model for each reporting unit based upon projected earnings before interest and taxes (“EBIT”). Under this approach, we calculate the fair value of each reporting unit based on the present value of its estimated future cash flow. In applying the discounted cash flow methodology, we rely on a number of factors, including future business plans, actual and forecasted operating results, and market data. The significant assumptions in our discounted cash flow models include our estimate of future profitability, revenue growth rates, capital requirements, and the discount rate. The profitability estimates used were derived from internal operating budgets and forecasts for long-term demand and pricing in our industry and markets. Any changes in key assumptions or management judgment with respect to a reporting unit or its prospects, which may result from a change in market conditions, market trends, interest rates or other factors outside of our control, or significant underperformance relative to historical or projected future operating results, could result in a significantly different estimate of the fair value of our reporting units, which could result in an impairment charge in the future. The discount rates utilized reflect market-based estimates of capital costs and discount rates adjusted for management’s assessment of a market participant’s view with respect to other risks associated with the projected cash flows and overall size of the individual reporting units. Our estimates are based upon assumptions we believe to be reasonable, but which by nature are uncertain and unpredictable.

We then supplement this analysis by also calculating a fair value of the reporting unit utilizing EBIT market multiples applicable to our industry and peer group, the data for which we develop internally and through third-party sources. If there is sufficient depth and availability of market comparables we will take a weighted average approach of the two methods in calculating the fair value of a reporting unit. The weighting of these methods is subjective and based upon our judgment and our historical approach to calculating the fair value of a reporting unit.

Our annual goodwill impairment analysis takes place as of fiscal year-end and for 2011 did not result in any impairment loss. In order to evaluate the sensitivity of the fair value calculations of our goodwill impairment test, we applied a hypothetical 5% decrease to the fair values of each reporting unit. The hypothetical decrease would cause one reporting unit with approximately $5.8 million of goodwill to potentially be impaired. Accordingly, small changes in future earnings, interest rates, market trends and cash flows would likely lead to a goodwill impairment charge as the fair value of this reporting unit exceeds its carrying value by approximately 1%. The fair value of the remaining reporting units exceeded their carrying value by a substantial margin.

New Enterprise Stone & Lime Co., Inc. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

1. Summary of Significant Accounting Policies (Continued)

Other Intangible Assets

Other intangible assets consist of technology, customer relationships, and trademarks. The technology is being amortized over a straight-line basis of 15 years. The customer relationships are being amortized on a straight-line basis over 20 years. The trademarks are considered to have an indefinite life and are not amortized, but are tested for impairment on an annual basis or whenever events or changes in circumstances indicate the carrying value may not be recoverable.

Reclamation Costs

The Company accounts for land reclamations costs in accordance with applicable accounting rules which require the Company to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development, and/or normal use of the assets. The associated asset retirement costs are capitalized as part of the underlying asset and depreciated over the estimated useful life of the asset. The liability is accreted through charges to operating expenses. If the asset retirement obligation is settled for other than the carrying amount of the liability, the Company will recognize a gain or loss on the settlement.

The Company is legally required to maintain a reclamation bond with the Commonwealth of Pennsylvania. The land reclamation obligation calculated by the Company is based upon the legal requirements for bond posting amounts and is adjusted for inflation and discounted using present value techniques at a credit-adjusted risk-free rate commensurate with the estimated years to settlement.

Other Assets

Other assets consist of mine permitting costs which benefit future periods, costs incurred to relocate crushers and blacktop plants and costs incurred in securing financing agreements. Amortization of mine permitting and relocation costs is charged to operations over the future periods which receive the benefit. Financing costs are amortized to interest expense over the terms of the associated credit agreements.

Revenue Recognition

The Company records revenue on long-term highway construction contracts on the basis of the percentage-of-completion of individual contracts under the units-of-work performed method determined using engineering estimates. Provisions for estimated losses on contracts are recorded when identified. As contracts extend over one or more years, revisions in cost and profit estimates during the course of the work are reflected in the accounting period in which revisions become known. The typical contract life cycle for these projects can be up to two to four years in duration. Costs and estimated earnings in excess of billings on uncompleted contracts represent the excess of contract revenue recognized to date on the percentage-of-completion method over billings to date. Billings in excess of costs and estimated earnings on uncompleted contracts represent the excess of billings to date over the amount of revenue recognized to date on the percentage-of-completion method. Such amount as of February 28, 2011 and February 28, 2010 are included in accounts receivable and accrued liabilities, respectively, in the consolidated balance sheet at those dates.

The Company accounts for custom built concrete products under the units-of-production method. Under this method, the revenue is recognized as the units are produced under firm contracts.

New Enterprise Stone & Lime Co., Inc. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

1. Summary of Significant Accounting Policies (Continued)

The Company generally recognizes revenue on the sale of construction materials and concrete products, other than custom built concrete products, when they are shipped and the customer takes title and assumes risk of loss.

The Company’s rental contract periods are daily, weekly or monthly and are recognized on a straight-line basis. Revenues from the sale of rental equipment and new equipment are recognized at the time of delivery to, or pick-up by, the customer. Sales of contractor supplies are also recognized at the time of delivery to, or pick-up by, the customer.

Other revenue consists of sales of miscellaneous materials, scrap, and other products that do not fall into our other primary lines of business. The Company generally recognizes revenue when the risk of ownership passes to the customer, the price is fixed or determinable, and collection is reasonably assured.

Self-Insurance

The Company is self-insured for workers’ compensation and health coverage, subject to specific retention levels. Self-insurance costs are accrued based upon the aggregate of the liability for reported claims and an estimated liability for claims incurred but not reported.

Fair Value

The Company determines fair value in accordance with applicable accounting rules which define fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value determined is based on assumptions that market participants would use, including consideration of nonperformance risk. The carrying amounts of cash, restricted cash and cash equivalents, trade receivables, accounts payable, accrued expenses, and short-term debt approximate fair value because of the short-term maturity of these financial instruments.

Impairment of Long-Lived Assets

Long-lived assets, such as property, plant and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset group to estimated undiscounted future cash flows expected to be generated by the asset group. If the carrying amount of an asset group exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount exceeds the fair value of the asset group. During 2011, 2010, and 2009, the Company determined no impairment charge was necessary.

Use of Estimates

The preparation of the consolidated financial statements requires management to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Significant items subject to such estimates and assumptions include the carrying amount of property, plant and equipment; valuation of receivables, inventories, and goodwill; recognition of revenue and loss contract reserves under the

New Enterprise Stone & Lime Co., Inc. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

1. Summary of Significant Accounting Policies (Continued)

percentage-of-completion method; assets and obligations related to employee benefit plans; asset retirement obligations; and self-insurance reserves. Actual results could differ from those estimates.

Recently Issued Accounting Standards

In January 2010, the FASB issued ASU 2010-06 “Fair Value Measurements and Disclosures—Improving Disclosures about Fair Value Measurements” (ASU 2010-06). This guidance requires new disclosures surrounding transfers in and out of level 1 or 2 in the fair value hierarchy and also requires that in the reconciliation of level 3 inputs, the entity should report separately information on purchases, sales, issuances or settlements. The increased disclosures should be reported for each class of assets or liabilities. ASU 2010-06 also clarifies existing disclosures for the level of disaggregating, disclosures about valuation techniques and inputs used to determine level 2 or 3 fair value measurements and include conforming amendments to the guidance on employers’ disclosures about postretirement benefit plan assets. ASU 2010-06 is effective for interim and annual reporting periods beginning after December 15, 2009 except for the disclosures about purchases, sales, issuances or settlements in the roll forward activity for level 3 fair value measurements which are effective for interim and annual periods beginning after December 15, 2010. The adoption of ASU 2010-06 did not have a material effect on the Company’s condensed consolidated financial statements.

Reclassifications

Certain reclassifications have been made to conform prior year balances to current year presentation.

Registration

These financial statements are prepared in conformity with the requirements applicable to a “Non-Accelerated Filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended. The Company’s previously issued financial statements were not prepared in compliance with public company reporting requirements. Significant differences from the previously issued statements include the reclassification of common stock as mezzanine or temporary equity, as reflected in Note 13, and the timing of adoption of the accounting standard related to uncertain tax positions to fiscal year ended February 28, 2009, reflected in Note 8.

2. Risks and Uncertainties

Our business is heavily impacted by several factors which are outside the control of management, including the overall health of the economy, the level of commercial and residential construction, the level of federal, state and local publicly funded construction projects and seasonal variations generally attributable to weather conditions. These factors impact the amount and timing of our revenues.

Our second amended and restated credit agreement (the “Credit Agreement”) contains certain financial covenants that include limitations on annual capital expenditures, available credit, maximum leverage ratios and a minimum fixed charge coverage ratio, among others, as defined in the associated agreement (the “Financial Covenants”). If an event of default should occur, the lenders may, among other things, accelerate the maturity of the outstanding amounts as well as discontinue lending under the revolving line of credit.

New Enterprise Stone & Lime Co., Inc. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

2. Risks and Uncertainties (Continued)

While we have confidence in our ability to meet our operating plan in the future, in the past we have failed to meet certain operating performance measures as well as the Financial Covenant requirements set forth in our Credit Agreement, which resulted in the need to obtain several amendments to the Credit Agreement. In each of February 28, 2009 and 2010, we did not comply with certain Financial Covenant and obtained an associated waiver. In May 2010, we did not comply with certain Financial Covenants and obtained a waiver and an increase in the total available borrowings under the Credit Agreement. At February 28, 2011, we were in compliance with all of our Financial Covenants; however, on May 18, 2011, we entered into the ninth amendment to the Credit Agreement, to adjust certain covenant levels (see Note 7) in future periods to provide greater cushion under our financial covenants. This amendment also imposes a $25.0 million annual limit on capital expenditures.

As a result of the May 2011 amendment to the credit agreement, we expect to be in compliance with the Financial Covenants during the next fiscal year. Operating losses incurred during our most recent fiscal year as well as reductions in our cash flow generated by operations have resulted in an increase in interest expense due to higher debt levels along with an increase in overall interest rates, which were also impacted by the issuance of Senior Notes in August 2010. A shortfall in the actual trailing twelve month earnings before interest, taxes and depreciation and certain lease expenses (“EBITDAR”), as adjusted and defined in the Credit Agreement, of between approximately 5% and 8% during a particular quarter over the next fiscal year could cause us to fail to meet our Financial Covenants during the period. Similarly, we are projecting to be above the required fixed charge coverage ratios at amounts that vary between approximately 7% and 15% of the required levels set in the Credit Agreement.

Our earnings and debt levels, and associated covenant compliance, may be impacted by, among other things, the volume and amount of federal, state and local publicly funded construction projects, the weather, which can materially affect our business and makes us subject to seasonality on a quarter to quarter basis, changes in product mix, commodity price changes and other factors inherent in the operation of our business. We are exploring a number of options which could enhance earnings or reduce total debt while not negatively impacting our ability to continue operating in our key markets. If we do not meet our projections and the actions described above are not sufficient to maintain our compliance with the Financial Covenants, we would seek a waiver of the covenants or alternative financing. There can be no assurance that the new covenant requirements will be met or that we would be able to amend the Credit Agreement or obtain alternative financing to replace the Credit Agreement, which could result in a material adverse effect on our financial position, results of operations and cash flows.

Liquidity and Management’s Plans

As discussed in Note 7, the Company’s First Lien Revolving Credit Facility matures in January 2013. In addition, after considering current estimated operating results for the year ended February 29, 2012, the quarterly periods during fiscal 2013, and resulting potential impacts on the Company’s ability to satisfy its obligations under the First Lien Revolving Credit Facility and First Lien Term Loans A & B, the Company is considering, among other actions, entering into two new debt agreements, a Senior Secured Note and an asset based loan to refinance the existing First Lien Revolving Credit Facility and First Lien Term Loans A & B.

The Company is considering a refinancing that would, in effect, amend or replace a significant portion of the Company’s existing indebtedness. The Company is planning to enter into a $170 million

New Enterprise Stone & Lime Co., Inc. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

2. Risks and Uncertainties (Continued)

asset based loan, which will be secured by the Company’s accounts receivable, inventory and certain other assets. In addition, the Company is seeking to obtain $250 million through the issuance of Senior Secured Notes which will pay cash interest, estimated at 4.0%, and additional paid in kind (“PIK”) interest estimated at 9.0% which will be deferred and accumulate over the term of the debt.

The Company anticipates consummating the proposed refinancing during the first quarter of fiscal year 2013. The Company believes the consummation of the refinancing described above will allow the Company to maintain the necessary levels of operating liquidity on a long-term basis and will provide terms and conditions with which the Company believes it will comply for the foreseeable future. However, no assurances can be given that the refinancing will be consummated. If the foregoing refinancing does not occur, the Company would need to obtain waivers or amendments during fiscal 2013 under the existing credit facility and no assurances can be given that the Company will be able to obtain these waivers or amendments. If the Company is unable to obtain these waivers or amendments if and when necessary, the Company may be in default under its existing facilities which would (1) preclude the Company from accessing any available borrowings under its revolving facility, (2) entitle the lenders thereunder to exercise their remedies, which includes the right to accelerate the debt outstanding and (3) trigger the cross-acceleration provisions under the Senior Notes due 2018. These factors could have a material adverse effect on the Company. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

3. Accounts Receivable

Accounts receivable at February 28 consisted of:

(in thousands)	2011	2010
Costs and estimated earnings in excess of billings	$11,138	$6,789
Trade	50,726	47,406
Retainages	7,938	8,011
	69,802	62,206
Allowance for doubtful accounts	(2,430)	(2,119)
Accounts receivable, net	$67,372	$60,087

Costs and estimated earnings in excess of billings related to uncompleted contracts and amounts not processed by governmental agencies. State and local agencies often require several approvals to process billings or payments and this may cause a lag in payment times.

New Enterprise Stone & Lime Co., Inc. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

4. Inventories

Inventories at February 28 consisted of:

(in thousands)	2011	2010
Crushed stone, agricultural lime, and sand	$82,852	$81,557
Raw materials	7,823	6,815
Parts, tires, and supplies	11,472	11,803
Concrete blocks	4,977	4,883
Building materials	4,244	4,224
Safety equipment	16,241	16,584
Other	1,813	1,348
	$129,422	$127,214

5. Property, Plant & Equipment

Property, plant & equipment at February 28 are as follows:

(in thousands)	2011	2010
Limestone and sand acreage	$135,888	$136,139
Land, buildings and building improvements	95,080	92,351
Crushing, prestressing, and manufacturing plants	301,052	292,269
Contracting equipment, vehicles, and other	264,814	255,295
Construction in progress	6,282	2,526
Property, plant and equipment	803,116	778,580
Less: Accumulated depreciation and depletion	(420,151)	(388,050)
Property, plant and equipment, net	$382,965	$390,530

Depreciation expense was $43.2 million, $41.1, and $39.2 million for years ended February 28, 2011, 2010, and 2009. Included in the contracting equipment, vehicles, and other asset category above are capital leases with a cost basis of $22.5 million and $17.5 million as of February 28, 2011 and 2010, respectively.

New Enterprise Stone & Lime Co., Inc. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

6. Accrued Liabilities

Accrued liabilities at February 28 consisted of:

(in thousands)	2011	2010
Payroll and vacation	$7,418	$8,047
Contract expenses	1,468	5,123
Withholding taxes	2,874	3,891
Reserve for taxes	1,486	1,474
Interest	15,444	1,962
Insurance	16,250	13,102
Deferred acquisition liability	3,253	5,134
Billings in excess of costs and estimated earnings on uncompleted contracts	354	5,246
Other	3,599	1,659
Total accrued liabilities	$52,146	$45,638

7. Long-Term Debt

(in thousands)	2011	2010
Land and equipment obligations	$32,003	$33,101
First lien term loan A & B	153,090	280,085
First lien revolving credit facility	53,177	74,085
Second lien loans	—	85,000
Senior notes due 2018	250,000	—
Obligations under capital leases	12,576	12,625
Total debt	500,846	484,896
Less: Current portion	(20,460)	(20,557)
Total long-term debt	$480,386	$464,339

Land, Equipment and Other Obligations

The Company has various notes, mortgages and other financing arrangements resulting from the purchase of principally land and equipment. All loans provide for at least annual payments, which include interest ranging up to 10.0% per annum. Principally all loans are secured by the land and equipment acquired. During the year ended February 28, 2011, the Company had $6.0 million outstanding of new obligations incurred under various financing arrangements related to the purchase of $3.9 million of equipment and $2.1 million of software. As of February 28, 2010, the Company incurred additional debt of $9.1 million related to the purchase of land and equipment.

From 1998 through 2005 the Company issued four revenue bonds to different industrial development authorities with counties in Pennsylvania in order to fund the acquisition and installation of plant and equipment. The original issuance of bonds totaled $25.3 million with dates of maturity through May, 2022. The Company maintains irrevocable, transferable letters of credit equal to the approximate carrying value of each bond, in total for $11.6 million and $13.4 million as of February 28, 2011 and 2010, respectively. The effective interest rate on these bonds ranged from 0.41% to 0.48%

New Enterprise Stone & Lime Co., Inc. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

7. Long-Term Debt (Continued)

and 0.35% and 0.43% as of February 28, 2011 and 2010, respectively. The Company is subject to annual principal maturities each year which is funded on either a quarterly or monthly basis, depending upon the terms of the original agreement. The Company’s plant and equipment provide collateral under these borrowings and for the letters of credit.

The Company entered into a three year term loan agreement in August 2009 with Citizens Bank in the amount of $8.5 million. The purpose of the borrowing was to fund the acquisition of equipment, which serves as collateral under the agreement. Required principal maturities of $0.2 million are due monthly. The interest rate options are LIBOR plus 3.50% or the Prime Rate plus 3.50%. Additionally, the Company is subject to a 1.00% floor on the LIBOR rate for LIBOR based borrowings under this arrangement. The effective rate of interest was 3.79% and 3.73%as of February 28, 2011 and 2010 respectively. The outstanding balance of the loan was $4.5 million and $7.3 million as of February 28, 2011 and 2010, respectively. The Company is subject the existing covenants as defined in the second amended and restated credit agreement discussed below.

First Lien Term Loan A & B

On January 11, 2008, the Company entered into a second amended and restated credit agreement that provided two term loans and a second lien facility. The term loans were used to acquire equity and assets of Stabler Companies Inc. and refinance certain existing indebtedness. The term loans A and B are secured by a first priority lien on appraised real estate, mineral rights, and fixed assets. The second lien facility was prepaid during 2011. The Company is required to meet certain financial covenants, including maintaining certain leverage and coverage ratios, minimum net worth requirements and capital expenditure and lease payment limitations under our second amended and restated credit agreement. The term loan A and term loan B mature on January 10, 2014.

Pricing on the term loan A is tied to a performance grid based on the ratio of total debt to earnings before interest, taxes, depreciation and depletion, amortization and rent expense (“EBITDAR”), as defined in the second amended and restated credit agreement. LIBOR margins for the term loan A ranged from 2.00% to 3.50% and from 1.75% to 3.00% for fiscal years ended February 28, 2011 and 2010, respectively. Prime Rate margins ranged from 0% to 1.50% and 0% to 1.00% for fiscal years ended February 28, 2011 and 2010, respectively. Additionally, the Company was subject to a 1.00% floor on the LIBOR rate for LIBOR based borrowings under this arrangement for the fiscal year ended February 28, 2011. The term loan A had $85.1 million outstanding and the LIBOR margin was 3.50% and the Prime Rate margin was 1.50% and $158.9 million outstanding and the LIBOR margin was 3.00% and Prime Rate margin was 1.00% as of February 28, 2011 and 2010, respectively. The net effective interest rate on the term loan A was approximately 3.79% and 3.00% at February 28, 2011 and 2010, respectively.

Pricing on the term loan B is tied to a performance grid based on the ratio of total debt to EBITDAR. LIBOR margins for the term loan B range from 3.50% to 4.00% and from 3.00% to 3.50% as of fiscal year ended February 28, 2011 and 2010, respectively. Prime Rate margins range from 1.50% to 2.00% and 1.00% to 1.50% for the fiscal year ended February 28, 2011 and 2010, respectively. Additionally, the Company was subject to a 1.00% floor on the LIBOR rate for LIBOR based borrowings under this arrangement for the fiscal year ended February 28, 2011. The term loan B had $68.0 million outstanding and the LIBOR margin was 4.00% and the Prime Rate margin was 2.00% and $121.2 million outstanding and the LIBOR margin was 3.50% and the Prime Rate margin was

New Enterprise Stone & Lime Co., Inc. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

7. Long-Term Debt (Continued)

1.50% as of February 28, 2011 and 2010, respectively. The net effective interest rate on the term loan B was approximately 4.31% and 3.50% at February 28, 2011 and 2010, respectively.

First Lien Revolving Credit Facility

On January 11, 2008, the Company entered into a second amended and restated credit agreement with a $110.0 million, secured revolving credit facility. On May 27, 2010 the Company amended its second amended and rested credit agreement to adjust certain leverage ratios, limitations on operating lease expense and also increased the total amount available under the revolving credit facility to $135.0 million. Availability under the revolver is restricted to a borrowing base equal to the sum of 85% of accounts receivable less accounts over 120 days and 60% of inventory. Pricing on the revolver is tied to a performance grid based on the ratio of total Leverage to EBITDAR, as defined in the agreement. LIBOR margins for the revolver range from 2.00% to 3.50%. Prime Rate margins for the revolver range from 0% to 1.50%. Additionally, the Company was subject to a 1.00% floor on the LIBOR rate for LIBOR based borrowings under this arrangement for the fiscal year ended February 28, 2011. The LIBOR margin was 3.50% and 3.00% as of February 28, 2011 and 2010, respectively. The Prime Rate was 1.50% and 1.00% as of February 28, 2011 and 2010, respectively. The effective interest rate was 3.99% and 3.00% at February 28, 2011 and 2010, respectively. The Company is required to meet certain financial covenants, including maintaining certain leverage and coverage ratios, minimum net worth requirements and capital expenditure and lease payment limitations under the second amended and restated credit agreement. The first lien revolving credit facility expires on January 11, 2013.

At February 28, 2011 and February 28, 2010, an additional $81.8 million and $35.9 million were available under the revolving credit facility, respectively. The agreement also permits an additional seasonal availability of $10.0 million during the months of March, April, May, and June. The credit facility requires that, for 30 consecutive days during the fourth fiscal quarter of each year that the balance outstanding on the revolving loans are repaid to a specified level not to exceed $75.0 million.

Senior Notes Due 2018

In August 2010, the Company sold $250.0 million aggregate principal amount of 11.0% senior notes (“Notes”) due in 2018 at par value. Interest on the Notes is payable semi-annually in cash in arrears on March 1 and September 1 of each year. The Company used the net proceeds from the issuance to repay a portion of existing debt. In connection with the issuance of the Notes, the Company incurred costs of approximately $8.3 million which were deferred and are being amortized on the effective interest method over the term of the Notes.

At February 28, 2011 the Company had $250.0 million aggregate principal amount of Notes outstanding. At any time prior to September 1, 2014, the Company may redeem all or part of the Notes at a redemption price equal to 100.0% of the principal amount plus accrued and unpaid interest and an applicable “make-whole” premium which is set forth in the indenture governing the Notes. On and after September 1, 2014, the Company may redeem all or a part of the Notes at the redemption

New Enterprise Stone & Lime Co., Inc. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

7. Long-Term Debt (Continued)

prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest if redeemed during the twelve-month period beginning on September 1 of the years indicated below:

Year	Percentage
2014	105.50%
2015	102.75%
2016 and thereafter	100.00%

In addition, prior to September 1, 2013, the Company may redeem up to 35.0% of the aggregate principal Notes outstanding with the net cash proceeds from certain equity offerings at a redemption price equal to 111.0% of the principal amount thereof, together with accrued and unpaid interest. If the Company experiences a change of control, as outlined in the indenture, the Company may be required to offer to purchase the Notes at a purchase price equal to 101.0% of the principal amount, plus accrued interest.

The Notes are guaranteed, on a joint and several basis, by all of the Company’s existing and future domestic subsidiaries, with the exception of certain subsidiaries. The indenture governing the Notes contains affirmative and negative covenants that, among other things, limit the Company and its subsidiaries’ ability to incur additional debt, make restricted payments, dividends or other payments from subsidiaries to the Company, create liens, engage in the sale or transfer of assets, and engage in transactions with affiliates. The Company is not required to maintain any affirmative financial ratios or covenants.

The Company must file a registration statement with the Securities and Exchange Commission (“SEC”) within 360 days of issuance with respect to a registered offer to exchange the Notes for new Notes having terms substantially identical in all material respects to the Notes. If the Company fails to file a registration statement within the time provided in the indenture the interest rate on the Notes will pay up to an additional 1% per annum until such registration is completed or the Notes are redeemed.

Refinancing

From the proceeds of the Notes, the Company prepaid its second lien loan which had a principal balance outstanding of $85.0 million and paid down a portion of its term loan A, term loan B, and the revolving credit facility in the amounts of $64.9 million, $50.1 million and $43.5 million respectively. For the year ended February 28, 2011 the Company recognized a loss on debt retirement of approximately $2.9 million relating to the write off of unamortized debt issuance costs associated with the components of outstanding debt that were effectively extinguished. The write off of the debt issuance costs have been recorded as a component of interest expense.

Obligations Under Capital Lease

The Company has various arrangements for the lease of machinery and equipment which qualify as capital leases. These arrangements typically provide for monthly payments, some of which include residual value guarantees if the Company were to terminate the arrangement during certain specified periods of time for each underlying asset under lease.

New Enterprise Stone & Lime Co., Inc. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

7. Long-Term Debt (Continued)

Covenants

The Company is subject to certain financial covenants related to its term loan A, term loan B, and revolving credit facility, including maintaining certain leverage and coverage ratios, minimum net worth requirements, and capital expenditure and lease payment limitations. The credit agreements also contain subjective acceleration clauses which allow the Bank to declare amounts outstanding under the financing arrangements due and payable if a Material Adverse Change occurs. The Company believes that it will continue to comply with its financial covenants, as amended, under the financing arrangement. If the Company’s performance does not result in compliance with any of its financial covenants, or if the Bank seeks to exercise its rights under the subjective acceleration clause referred to above, the Company would seek to modify its financing arrangement. However, there can be no assurance that the Bank would not exercise their rights and remedies under the financing arrangement including accelerating payment of all outstanding debt due and payable.

The Company has obtained multiple waivers and amendments related to covenant defaults (refer to Note 2) during fiscal years 2009, 2010 and 2011, respectively. The more significant amendments related to defaults of the net worth covenant, leverage ratios, limitations on operating lease expense and timely completion of the financial statements. In addition, the Company obtained amendments to the first lien credit facility, including the term loans and revolving credit facility which adjusted covenants for future periods and allowed for the issuance of the Notes in August 2010. Where appropriate, the Company records fees paid to obtain the waivers and amendments as deferred financing fees and amortizes the amounts over the remaining life of the associated financing arrangements. As of February 28, 2011, the Company was in compliance with all of its covenant requirements as amended through that date. On May 18, 2011, the Company obtained an additional amendment to the second amended and restated credit agreement that adjusted covenant levels in future periods during fiscal year 2012 and beyond.

Other

Long-term debt for each fiscal period matures as follows:

(in thousands)	Amount
Period
2012	$20,460
2013	71,357
2014	142,306
2015	3,703
2016	1,402
Remaining years	261,618
$500,846

Using a combination of discounted cash flow techniques that incorporate a market interest yield curve with adjustments for duration, optionality, risk profile and other available information as

New Enterprise Stone & Lime Co., Inc. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

7. Long-Term Debt (Continued)

well as publicly available information on the Notes, the Company has determined the fair value of long term debt as of February 28 is as follows:

(in thousands)	2011	2010
Carrying value (including current maturities)	$500,846	$484,896
Fair value (including current maturities)	505,855	487,693

8. Income Taxes

The components of the U.S. federal and state income tax expense as of February 28 consist of the following:

(in thousands)	2011	2010	2009
Current
U.S. Federal	$(3,902)	$331	$300
State	292	2,258	65
Total current	(3,610)	2,589	365
Deferred
U.S. Federal	(940)	(261)	(581)
State	72	(1,936)	1,276
Total deferred	(868)	(2,197)	695
	$(4,478)	$392	$1,060

The detail of the (benefit from) provision for income taxes and a reconciliation of the statutory to effective tax expense (benefit) for periods ending February 28 are as follows:

(in thousands)	2011	2010	2009
Federal statutory tax	$(3,588)	$3,273	$(10,205)
State taxes, net of federal benefit	(2,719)	(526)	874
Depletion	(1,761)	(2,230)	(2,448)
Tax contingencies	374	243	536
Goodwill impairment	—	—	13,700
Valuation allowance, net	3,883	—	—
Other	(667)	(368)	(1,397)
	$(4,478)	$392	$1,060

Deferred income taxes arise due to certain items being includable in the determination of taxable income in periods different than for financial reporting purposes. The tax effect of significant

New Enterprise Stone & Lime Co., Inc. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

8. Income Taxes (Continued)

types of temporary differences and carryforwards that gave rise to the Company’s deferred tax assets and liabilities as of February 28 are as follows:

(in thousands)	2011	2010
Deferred tax assets
Inventory	$4,591	$3,031
Defined benefit plans	985	1,107
Accrued expenses	5,506	5,591
Workers compensation	6,288	2,400
Bad debt reserve	913	652
Reclamation	2,384	1,982
Leases	4,174	4,099
Other	3,194	2,384
Tax loss carryforwards	13,134	11,629
Total deferred tax assets	41,169	32,875
Deferred tax liabilities
Depreciable and amortizable assets	(131,971)	(130,707)
Leases	(981)	(1,242)
Other	(881)	(901)
Total deferred tax liabilities	(133,833)	(132,850)
Less: Valuation allowance	(5,474)	—
Net deferred tax liabilities	$(98,138)	$(99,975)

During the year ended February 28, 2011, the Company recorded a noncash charge to establish a valuation allowance of $5.5 million against certain deferred tax assets primarily related to state net operating losses. In assessing whether the deferred tax assets may be realized, management considers whether it is more likely than not that some or all of the deferred tax assets will not be realized based upon an assessment of both positive and negative evidence as prescribed by applicable accounting guidance, for example recent operating results and permanent differences for tax purposes. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

The Company has a U.S. federal net operating loss that begins to expire in 2028 of approximately $14.0 million and $20.7 million as of February 28, 2011 and 2010 respectively. The Company has state net operating losses that will begin to expire in 2022 of approximately $91.0 million and $70.1 million as of February 28, 2011 and 2010 respectively, of which $73.7 million and $63.8 million relates to Pennsylvania as of February 28, 2011 and 2010 respectively.

In June 2006, new guidance was issued which clarified the accounting for uncertainty in income taxes recognized in an entity’s financial statements. The Company adopted this guidance on March 1,

New Enterprise Stone & Lime Co., Inc. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

8. Income Taxes (Continued)

2008. A reconciliation of the beginning and ending amount of gross unrecognized tax benefits for the years ended February 28 is as follows:

(in thousands)	2011	2010	2009
Beginning balance	$1,035	$771	$235
Gross increases—current period tax positions	1,344		—
Gross decreases—prior period tax positions	—	264	536
Settlements with taxing authorities/lapse of statute of limitations	—	—	—
Ending balance	$2,379	$1,035	$771

The total amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate were $1.6 million and $1.0 million as of February 28, 2011 and 2010, respectively. In January of 2011, the IRS’s Tax Exempt and Government Entities Division initiated an exam of the Company’s federal income tax returns specifically related to revenue bonds issued by the Company. It is reasonably possible that this examination may be resolved within the next twelve months and therefore reasonable possible that the Company’s gross unrecognized tax benefits may change within the next twelve months by a range of $0 to $0.8 million.

The Company recognizes interest and penalties related to unrecognized tax benefits as a component of tax expense. During the years ended February 28, 2011, 2010 and 2009 interest and penalties accrued were not material.

Each year the Company files tax returns in the various national, state and local income taxing jurisdictions in which it operates. These tax returns are subject to examination and possible challenge by the taxing authorities. Positions challenged by the taxing authorities may be settled or appealed by the Company. The Company’s number of open tax years varies by jurisdiction. With few exceptions, the Company is no longer subject to U.S. federal, state and local, or non U.S. income tax examinations by tax authorities for years before 2006.

9. Retirement and Benefit Programs

Substantially all employees are covered by either a defined contribution plan, a defined benefit plan, a collectively bargained multi-employer plan, or a noncontributory profit sharing plan.

The Company participates in several multi-employer pension plans, which provide defined benefits to certain employees covered by labor union contracts. Contributions to these plans amounted to approximately $1.9 million, $1.9 million and $1.6 million as of February 28, 2011, 2010, and 2009 respectively. These amounts were determined by the union contracts and the Company does not administer or control the funds. However, in the event of plan terminations or Company withdrawal from the plans, the Company may be liable for a portion of the plans’ unfunded vested benefits, the amount of which, if any, has not been determined. The Company presently has no plans to withdraw from these plans.

The Company also maintains, for certain salaried and hourly employees, an investment plan under which eligible employees can invest various percentages of their earnings, matched by an employer contribution of up to 6%. Additionally, the Company may make special voluntary

New Enterprise Stone & Lime Co., Inc. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

9. Retirement and Benefit Programs (Continued)

contributions to all employees eligible to participate in the plan, regardless of whether they contributed during the year. The Company contributions were approximately $6.8 million, $7.5 million and $6.9million for the years ended February 28, 2011, 2010, and 2009, respectively.

Additionally, the Company has unfunded supplemental retirement agreements with individuals previously associated with the Company which had actuarial present values of future payments of $0.3 million, $0.4 million and $0.5 million at February 28, 2011, 2010, and 2009, respectively, which are included in other liabilities on the balance sheet.

The Company has two defined benefit pension plans covering certain union employees. The benefits are based on years of service. The funded status reported on the balance sheet as of February 28, 2011 was measured as the difference between the fair value of plan assets and the benefit obligation on a plan-by-plan basis. Actuarial gains and losses are generally amortized subject to the corridor, over the average remaining service life of the Company’s active employees. Net periodic pension expense of $0.3 million, $0.4 million and $0.2 million were recognized at February 28, 2011, 2010, and 2009, respectively.

The components of net pension expense for the years ended February 28 are as follows:

(in thousands)	2011	2010	2009
Net periodic benefit cost
Service cost	$203	$210	$241
Interest cost	434	437	480
Expected return on plan assets	(559)	(549)	(668)
Amortization of prior service cost	85	90	93
Recognized net actuarial loss	123	221	37
Total pension expense	286	409	183
Other changes in plan assets and benefit obligations recognized in other comprehensive loss
Net (gain) loss	(87)	(782)	2,345
Amortization of prior service cost	(85)	(90)	(93)
Amortization of net actuarial (gain) loss	(123)	(221)	(37)
Total recognized in accumulated other comprehensive (gain) loss	(295)	(1,093)	2,215
Total recognized net periodic benefit cost and accumulated other comprehensive (gain) loss	$(9)	$(684)	$2,398

New Enterprise Stone & Lime Co., Inc. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

9. Retirement and Benefit Programs (Continued)

The following table sets forth the Plans’ benefit obligation, fair value of plan assets, and funded status as of February 28:

(in thousands)	2011	2010
Change in benefit obligation
Benefit obligation at beginning of year	$7,818	$7,128
Service cost	203	210
Interest cost	434	437
Actuarial (gain) or loss	347	373
Plan amendment	—	117
Benefits paid	(565)	(447)
Benefit obligation at end of year	8,237	7,818
Change in plan assets
Fair value of plan assets at beginning of year	7,103	5,518
Actual return on plan assets	993	1,823
Employer contributions	418	209
Benefits paid	(565)	(447)
Fair value of plan assets at end of year	7,949	7,103
Funded status at end of year	$(288)	$(715)
Amounts recognized in the balance sheet consist of
Noncurrent assets	$733	$504
Noncurrent liabilities	(1,021)	(1,219)
Net amount recognized	$(288)	$(715)

The accumulated benefit obligation for the plans was $8.2 million and $7.8 million as of February 28, 2011 and 2010, respectively.

The amounts in accumulated other comprehensive income that have not yet been recognized as a component of net period benefit cost as of February 28 are as follows:

(in thousands)	2011	2010	2009
Unrecognized net actuarial loss	$2,103	$2,313	$3,434
Unrecognized prior service cost	285	370	343
	$2,388	$2,683	$3,777

The estimated amount that will be amortized from accumulated other comprehensive income into net periodic benefit cost related to unrecognized net actuarial loss and prior service cost next year is approximately $0.1 million.

New Enterprise Stone & Lime Co., Inc. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

9. Retirement and Benefit Programs (Continued)

Weighted average assumptions used to determine benefit obligations as of February 28 were as follows:

	2011	2010	2009
Discount rate	5.50%	5.75%	6.25%
Expected return on plan assets	8.00%	8.00%	8.00%

Weighted average assumptions used to determine net periodic pension expense were as follows:

	2011	2010	2009
Discount rate	5.75%	6.25%	6.00%
Expected return on plan assets	8.00%	8.00%	8.00%

The following table summarizes employer contributions and benefits paid:

(in thousands)	2011	2010	2009
Employer’s contributions paid	$418	$209	$360
Benefits paid (including expense)	565	447	431

The Company’s overall expected long-term rate of return on assets is 8.0%. The expected long-term rate of return is based on the portfolio as a whole and not on the sum of the returns on individual asset categories. The return is based exclusively on historical returns, without adjustments.

The asset allocations of the Company’s pension plans as of February 28 were as follows:

	2011		2010
	Target	Actual	Target	Actual
Asset class
Equity securities	50%	56%	40%	47%
Debt securities	50%	44%	60%	53%
	100%	100%	100%	100%

The plans’ investments measured at fair value on a recurring basis as of February 28 were as follows:

	Fair Value Measurement Using
(in thousands)	2011	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Money market funds	$273	$273	$—	$—
Fixed income mutual funds	3,531	3,531	—	—
Equity mutual funds	2,342	2,342	—	—
International equity funds	1,183	1,183	—	—
Balanced mutual funds	620	620	—	—
	$7,949	$7,949	$—	$—

New Enterprise Stone & Lime Co., Inc. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

9. Retirement and Benefit Programs (Continued)

	Fair Value Measurement Using
(in thousands)	2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Money market funds	$177	$177	$—	$—
Fixed income mutual funds	3,350	3,350	—	—
Equity mutual funds	2,361	2,361	—	—
International equity funds	972	972	—	—
Balanced mutual funds	243	243	—	—
	$7,103	$7,103	$—	$—

The Company’s investment policy includes various guidelines and procedures designed to ensure assets are invested in a manner necessary to meet expected future benefits by participants. The investment guidelines consider a broad range of economic conditions. Central to the policy are target allocation ranges. The investment policy is periodically reviewed by the Company. The policy is established and administered in a manner so as to comply at all times with applicable government regulations.

The Company expects to make contributions of $0.3 million to the plans during the next fiscal year.

Estimated future benefit payments for the defined benefit plans are as follows:

(in thousands)
Plan year ending February 28
2012	$498
2013	503
2014	527
2015	544
2016	556
2017-2020	2,827

The Company also maintains postretirement life insurance and medical benefits plans for certain employees eligible to participate in the plans after meeting certain age and years of service requirements. The actuarial present value of future life insurance premium and medical benefit payments under these plans was $0.2 million at February 28, 2011 and, 2010, respectively and $0.1 million at February 28, 2009.

Beginning in the year ended February 28, 2001, the Company offered a nonqualified benefit plan to a select group of management employees. The plan has four levels of participants and benefits vary depending on classification. The plan consists of a defined Company contribution, elective deferrals and pre-retirement split-dollar life insurance. The defined Company contribution consists of a predetermined percentage of salary up to 12.5% and a target percentage of bonus, when declared, up to 25%. Elective deferrals cannot exceed 50% of salary and 90% of bonus. The Company contributions begin vesting upon attainment of two years of service at 40%, and 20% per year thereafter. Elective

New Enterprise Stone & Lime Co., Inc. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

9. Retirement and Benefit Programs (Continued)

deferrals are always 100% vested. The contributions are funded on a regular basis. Company contributions continue to be an asset of the Company with a corresponding unsecured general obligation of the Company. The asset is recorded as part of other assets and the corresponding obligation is recorded under other liabilities. As of February 28, 2011, 2010, and 2009 the value of the contributions was $3.8 million, $2.9 million and $1.6 million, respectively, and the obligation was $3.4 million, $2.7 million, and 1.4 million, respectively.

10. Leases

The Company has various noncancelable operating leases with initial or remaining terms in excess of one year. In addition, certain leases contain early purchase options that if exercised would reduce the minimum payments. The future minimum payments under these operating leases at February 28 are payable as follows:

(in thousands)	Operating Leases
Period
2012	$3,002
2013	2,725
2014	2,450
2015	2,108
2016	537
Thereafter	1,081
Total	$11,903

Total operating lease expenses were $9.3 million, $9.9 million and $8.1 million as of February 28, 2011, 2010, and 2009 respectively.

In conjunction with the Company’s 12.6% membership interest in Means to Go, LLC, the Company entered into an aircraft lease agreement which expires on December 31, 2011 and is renewed from time to time. The Company is obligated to make lease payments of $0.2 million annually during this period to cover projected fixed charges of operating the aircraft, which is included in the above operating lease commitments. Additionally, the Company is billed an hourly charge for use of the aircraft which is based on the variable costs of operating such aircraft. The Company has provided a letter of credit in the amount of $1.7 million in relation to its obligation as a member of Means to Go, LLC.

11. Supplemental Disclosures of Cash Flow Information

(in thousands)	2011	2010	2009
Supplemental disclosures of cash flow information
Capital lease and other noncash obligations incurred	$11,038	$2,010	$6,031
Cash paid, net of amounts capitalized, during the year for Interest	21,535	24,239	41,738
Cash paid for taxes	782	2,209	165

New Enterprise Stone & Lime Co., Inc. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

12. Asset Retirement Obligations

The Company has asset retirement obligations arising from regulatory requirements to perform certain reclamation activities upon the closure of quarries. The liability is initially measured at estimated fair value and is subsequently adjusted for accretion expenses and changes in the amount or timing of the estimated cash flows. These asset retirement obligations relate to all underlying land parcels, including both owned properties and mineral leases. The corresponding asset retirement costs are capitalized as part of the carrying amount of the related long-lived asset and depreciated over the asset’s useful life. The Company recognized depreciation expense related to its asset retirement obligations totaling $0.1 million for the years ended February 28, 2011, 2010, and 2009. The Company recognized accretion expense related to its asset retirement obligations totaling $ 0.4 million, $0.2 million, and $0.4 million for the years ended February 28, 2011, 2010, and 2009, respectively. These costs are reported in depreciation and cost of products sold, respectively.

The following shows the changes in the asset retirement obligations for the years ended February 28:

(in thousands)	2011	2010	2009
Balance at March 1	$4,748	$4,745	$8,632
Accretion expense	416	243	364
Liabilities incurred	—	32	—
Change in estimated obligations	—	708	(2,380)
Liabilities settled	(13)	(980)	(1,871)
	$5,151	$4,748	$4,745

13. Put Rights

The stockholders have put rights on all outstanding common stock which may require the Company to purchase, at any time, all or some of a stockholder’s common stock. The common stock is classified as mezzanine or temporary equity at February 28, 2011 and 2010, respectively, since the shares were redeemable at the option of the holder and had conditions for redemption which are not solely within the control of the Company. The redemption price is determined based upon the terms and conditions of the underlying stockholders agreement and is based upon either a formulaic calculation, in the event of a put of less than 100% of an individual stockholders shares or a appraisal, in the event of a put of all of an individual stockholder’s shares. The value of the common stock is adjusted to its maximum redemption value each reporting date through retained earnings.

If the Company is unable to purchase the common stock by reason of a legal or contractual impediment, then a stockholder, subject to the terms and restrictions set forth in the Stock Restriction Agreement, may sell common stock to other purchasers. The Company is restricted from purchasing any of its common stock due to contractual impediments contained in certain financing arrangements as of February 28, 2011 and 2010, respectively.

14. Commitments and Contingencies

In the normal course of business, the Company has commitments, lawsuits, claims, and contingent liabilities. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s consolidated financial position, or liquidity.

New Enterprise Stone & Lime Co., Inc. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

14. Commitments and Contingencies (Continued)

The Company maintains a self-insurance program for workers’ compensation (PA employees) coverage, which is administered by a third party management company. The Company’s self-insurance retention is limited to $1.0 million per occurrence with the excess covered by workers’ compensation excess liability insurance. The Company is required to maintain a $7.0 million surety bond with the Commonwealth of Pennsylvania. Self-insurance costs are accrued based upon the aggregate of the liability for reported claims and an estimated liability for claims incurred but not reported. The Company also maintains three self-insurance programs for health coverage with losses limited to $0.3 million per employee. Additionally, the Company is required to provide a letter of credit in the amount of $0.9 million to guarantee payment of the deductible portion of its liability coverages existing prior to January 1, 2008.

The Company also maintains a captive insurance company, Rock Solid Insurance Company, for workers compensation (Non PA employees), general liability, auto, and property coverage. Rock Solid is required to provide a letter of credit in the amount of $7.2 million to guarantee payment of the deductible portion its liability coverages. Reserves for retained losses within this captive, which are recorded in accrued liabilities in the accompanying consolidated balance sheet, were approximately $7.4 million and $5.9 million as of February 28, 2011 and February 28, 2010, respectively. Exposures for periods prior to the inception of the captive are covered by pre-existing insurance policies.

15. Goodwill and Other Intangible Assets

Goodwill

There were no changes to the carrying value of goodwill for the year ended February 28, 2011. Impairment testing is performed during the fourth quarter of the fiscal year and there were no impairments recognized during the year ended February 28, 2011 (see footnote 1). For segment reporting purposes goodwill of $85.0 million and $5.8 million is reported as part of the Construction Materials segment and the Traffic Safety Services and Equipment segment respectively. During 2009, the Company recognized a goodwill impairment of $39.1 million in the Construction Materials segment.

Other Intangible Assets

The Company had the following intangible assets as of February 28:

	2011
(in thousands)	Gross Asset	Accumulated Amortization	Net Book Value
Amortizable intangible assets
Customer relationships	$12,000	$(1,800)	$10,200
Technology	600	(120)	480
	12,600	(1,920)	10,680
Nonamortizable intangible assets
Trademarks	17,404	—	17,404
Total other intangible assets	$30,004	$(1,920)	$28,084

New Enterprise Stone & Lime Co., Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

15. Goodwill and Other Intangible Assets (Continued)

	2010
(in thousands)	Gross Asset	Accumulated Amortization	Net Book Value
Amortizable intangible assets
Customer relationships	$12,000	$(1,200)	$10,800
Technology	600	(80)	520
	12,600	(1,280)	11,320
Nonamortizable intangible assets
Trademarks	17,404	—	17,404
Total other intangible assets	$30,004	$(1,280)	$28,724

During 2009, the Company recognized an impairment loss on trademarks of $5.7 million which reduced the carrying value to $17.4 million. During 2010 and 2011 there were no impairments.

The aggregate amortization expense related to amortizable intangible assets was $0.6 million for the years ended February 28, 2011, 2010, and 2009.

Annual amortization expense on amortizable intangible assets is expected to be approximately $0.6 million for each of the next five years.

16. Business Segments

The Company reports information about its operating segments using the “management approach,” which is based on the way management organizes and reports the segments within the organization for making operating decisions and assessing performance. The Company has three reportable segments and has identified the segments based upon the nature of services and product offerings. The Company’s three reportable segments are; (i) construction materials; (ii) heavy/highway construction; and (iii) traffic safety services and equipment. A description of the services and product offerings within each of the Company’s segments is provided below.

The construction materials segment mines and produces aggregates (crushed stone and construction sand and gravel), hot mix asphalt, ready-mixed concrete and other concrete products including precast/prestressed structural concrete components and masonry blocks for sale to third parties and internal use. During 2011, the construction materials segment served markets primarily in the Commonwealth of Pennsylvania and western New York. The high weight-to-value ratio of aggregates and concrete products and the time in which ready-mixed concrete and hot mix asphalt begin to set, limit the efficient distribution range for these products to roughly a one-hour haul time. Accordingly, the Company’s markets for these products are generally local in nature.

The heavy/highway construction segment includes heavy and highway construction, blacktop paving and other site preparation services. The Company’s heavy/highway construction segment is primarily supplied with its construction materials, such as hot mix asphalt, ready-mixed concrete and aggregates from the Company’s construction materials segment. During 2011, the heavy/highway construction segment served markets primarily in the Commonwealth of Pennsylvania.

The traffic safety services and equipment segment rents and sells general and specialty traffic control and work zone safety equipment and safety services to industrial and construction end-users. Traffic safety services and equipment business sells equipment through its national sales network and provides traffic maintenance and protection services primarily throughout the eastern United States.

New Enterprise Stone & Lime Co., Inc. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

16. Business Segments (Continued)

The Company reviews earnings of the segments principally at the operating profit level and accounts for intersegment sales at prices that range from negotiated rates to those that approximate fair market value. Segment operating profit consists of revenue less operating costs and expenses. Corporate and unallocated costs include those administrative and financial costs which are not allocated to segment operations and are excluded from segment operating profit. These costs include corporate administrative functions, unallocated corporate functions, and divisional administrative functions. Segment assets are those assets that are used in each segment’s operations and include only assets directly identified with those operations. Corporate and unallocated assets include principally cash and cash equivalents, prepaid and other assets, deferred income taxes and cash value of life insurance. The accounting policies of the segments are the same as those described in the Summary of Significant Account Policies (see Note 1, Summary of Significant Accounting Policies). The following is a summary of certain financial data for the Company’s business segments:

(in thousands)	2011	2010	2009
Revenue
Construction materials	$512,743	$499,186	$559,174
Heavy/highway construction	337,620	349,856	338,885
Traffic safety services and equipment	78,181	81,102	83,085
Other revenues	15,220	12,719	11,459
Segment totals	943,764	942,863	992,603
Inter-segment eliminations	(217,765)	(205,745)	(206,828)
Total revenue	$725,999	$737,118	$785,775
Operating profit
Construction materials	$36,108	$43,354	$31,351
Heavy/highway construction	6,454	3,845	16,496
Traffic safety services and equipment	3,377	3,670	3,858
Corporate and unallocated	(14,922)	(12,574)	(41,345)
Total operating profit	$31,017	$38,295	$10,360
Product and services revenue
Construction materials
Aggregates	$192,702	$178,269	$203,240
Hot mix asphalt	196,209	189,562	204,842
Ready mixed concrete	63,459	59,074	63,824
Precast/prestressed structural concrete	27,353	40,171	44,548
Masonry products	17,880	17,504	23,986
Construction supply centers	15,140	14,606	18,734
Heavy/highway construction	337,620	349,856	338,885
Traffic safety services and equipment	78,181	81,102	83,085
Other revenues	15,220	12,719	11,459
Inter-product sales eliminations	(217,765)	(205,745)	(206,828)
Total net revenue	$725,999	$737,118	$785,775
Product and services operating profit
Construction materials
Aggregates	$19,443	$20,282	$22,166
Hot mix asphalt	18,508	21,711	7,995
Ready mixed concrete	2,595	2,474	1,819
Precast/prestressed structural concrete	(3,187)	267	143
Masonry products	(1,528)	(992)	(1,080)
Construction supply centers	277	(388)	308
Heavy/highway construction	6,454	3,845	16,496
Traffic safety services and equipment	3,377	3,670	3,858
Corporate and unallocated	(14,922)	(12,574)	(41,345)
Total operating profit	$31,017	$38,295	$10,360

New Enterprise Stone & Lime Co., Inc. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

16. Business Segments (Continued)

(in thousands)	2011	2010	2009
Segment assets
Construction materials	$549,554	$544,927	$558,219
Heavy/highway construction	62,271	59,116	57,506
Traffic safety services and equipment	74,431	74,241	74,426
Corporate and unallocated	81,822	71,950	74,360
Total assets	$768,078	$750,234	$764,511
Depreciation, Depletion, and Amortization
Construction materials	$28,301	$26,601	$25,775
Heavy/highway construction	8,808	8,558	8,810
Traffic safety services and equipment	7,384	6,542	5,821
Corporate and unallocated	1,424	2,041	1,873
Total depreciation, depletion, and amortization	$45,917	$43,742	$42,279
Capital Expenditures
Construction materials	$21,650	$12,274	$22,649
Heavy/highway construction	8,380	7,719	8,652
Traffic safety services and equipment	7,557	4,657	5,515
Corporate and unallocated	1,765	474	588
Total capital expenditures	$39,352	$25,124	$37,404

In 2011, 2010, and 2009, sales to two customers represented more than 10% of net revenues. Sales to these customers were $218.3 million, $257.4 million, and $224.6 million for years ended February 28, 2011, 2010, and 2009 respectively.

17. Condensed Issuer, Guarantor and Non Guarantor Financial Information

On August 18, 2010, New Enterprise Stone & Lime Co., Inc. (the parent Company) issued $250 million aggregate principal amount of its 11.00% Senior Notes due 2018. All existing consolidated subsidiaries of the parent Company are 100% owned and provide a joint and several, full and unconditional guarantee of the securities. These entities include Gateway Trade Center Inc., EII Transport Inc., Protections Services Inc., Work Area Protection Corp., SCI Products Inc., ASTI Transportation Systems, Inc., and Precision Solar Controls Inc. (“Guarantor Subsidiaries”). There are no significant restrictions on the parent Company’s ability to obtain funds from any of the guarantor subsidiaries in the form of a dividend or loan. Additionally, there are no significant restrictions on a guarantor subsidiary’s ability to obtain funds from the parent Company or its direct or indirect subsidiaries. Certain other wholly owned subsidiaries and consolidated partially owned partnerships do not guarantee the notes. These entities include Rock Solid Insurance Company, South Woodbury, L.P., NESL, II LLC, Kettle Creek Partners L.P., Kettle Creek Partners GP, LLC (Non Guarantors).

New Enterprise Stone & Lime Co., Inc. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

17. Condensed Issuer, Guarantor and Non Guarantor Financial Information (Continued)

The following condensed consolidating balance sheets, statements of operations and statements of cash flows are provided for the parent Company, all guarantor subsidiaries, and nonguarantor subsidiaries. The information has been presented as if the parent Company accounted for its ownership of the guarantor subsidiaries using the equity method of accounting.

Condensed Consolidating Balance Sheet at February 28, 2011

(in thousands)	New Enterprise Stone & Lime Co., Inc.	Guarantor Subsidiaries	Non Guarantors	Eliminations	Total
Assets
Current assets
Cash and cash equivalents	$5,058	$1,472	$13,499	$—	$20,029
Restricted cash	1,777	110	—	—	1,887
Accounts receivable (less allowance for doubtful accounts)	54,334	13,024	14	—	67,372
Inventories	113,182	16,240	—	—	129,422
Net investment in lease	—	—	582	(582)	—
Deferred income taxes	12,798	985	—	—	13,783
Other current assets	6,969	442	2,530	—	9,941
Total current assets	194,118	32,273	16,625	(582)	242,434
Other assets
Property, plant and equipment, net	353,118	29,825	9,434	(9,412)	382,965
Goodwill	85,002	5,845	—	—	90,847
Other intangible assets, net of amortization	11,030	17,054	—	—	28,084
Investment in subsidiaries	84,800	—	—	(84,800)	—
Intercompany receivables	—	12,002	—	(12,002)	—
Other assets	23,748	—	—	—	23,748
Total assets	$751,816	$96,999	$26,059	$(106,796)	$768,078
Liabilities and Deficit
Current liabilities
Current maturities of long-term debt	$20,599	$—	$443	$(582)	$20,460
Accounts payable—trade	13,226	2,066	862	—	16,154
Accrued expenses	41,104	3,025	8,017	—	52,146
Total current liabilities	74,929	5,091	9,322	(582)	88,760
Long-term debt and other liabilities
Intercompany payables	12,002	—	—	(12,002)	—
Long-term debt, less current maturities	470,974	—	9,412	—	480,386
Obligations under capital leases, less current installments	9,412	—	—	(9,412)	—
Deferred income taxes	97,488	14,433	—	—	111,921
Other	9,840	—	—	—	9,840
Total liabilities	674,645	19,524	18,734	(21,996)	690,907
Redeemable common stock	130,241	—	—	—	130,241
Deficit
New Enterprise Stone & Lime Co., Inc. deficit
Retained deficit	(53,535)	77,475	7,325	(84,800)	(53,535)
Accumulated other comprehensive loss	(1,403)	—	—	—	(1,403)
Total New Enterprise Stone & Lime Co., Inc. deficit	(54,938)	77,475	7,325	(84,800)	(54,938)
Noncontrolling interest	1,868	—	—	—	1,868
Total deficit	(53,070)	77,475	7,325	(84,800)	(53,070)
Total liabilities and deficit	$751,816	$96,999	$26,059	$(106,796)	$768,078

New Enterprise Stone & Lime Co., Inc. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

17. Condensed Issuer, Guarantor and Non Guarantor Financial Information (Continued)

Condensed Consolidating Balance Sheet at February 28, 2010

(in thousands)	New Enterprise Stone & Lime Co., Inc.	Guarantor Subsidiaries	Non Guarantors	Eliminations	Total
Assets
Current assets
Cash and cash equivalents	$537	$675	$9,561	$—	$10,773
Restricted cash	1,699	101	—	—	1,800
Accounts receivable (less allowance for doubtful accounts)	48,212	11,788	87	—	60,087
Inventories	110,308	16,906	—	—	127,214
Net investment in lease	—	—	555	(555)	—
Deferred income taxes	10,150	2,656	—	—	12,806
Other current assets	6,167	1,209	2,868	—	10,244
Total current assets	177,073	33,335	13,071	(555)	222,924
Other assets
Property, plant and equipment, net	359,547	29,993	10,402	(9,412)	390,530
Goodwill	85,002	5,845	—	—	90,847
Other intangible assets, net of amortization	11,030	17,694	—	—	28,724
Investment in subsidiaries	85,596	—	—	(85,596)	—
Intercompany receivables	—	9,039	—	(9,039)	—
Other assets	17,209	—	—	—	17,209
Total assets	$735,457	$95,906	$23,473	$(104,602)	$750,234
Liabilities and Deficit
Current liabilities
Current maturities of long-term debt	$20,696	$—	$416	$(555)	$20,557
Accounts payable—trade	10,299	2,743	388	—	13,430
Accrued expenses	34,857	4,237	6,544	—	45,638
Total current liabilities	65,852	6,980	7,348	(555)	79,625
Long-term debt and other liabilities
Intercompany payables	9,039	—	—	(9,039)	—
Long-term debt, less current maturities	454,145	—	10,194	—	464,339
Obligations under capital leases, less current installments	9,412	—	—	(9,412)	—
Deferred income taxes	103,520	9,261	—	—	112,781
Other	9,043	—	—	—	9,043
Total liabilities	651,011	16,241	17,542	(19,006)	665,788
Redeemable common stock	183,318	—	—	—	183,318
Deficit
New Enterprise Stone & Lime Co., Inc. deficit
Retained deficit	(99,644)	79,665	5,931	(85,596)	(99,644)
Accumulated other comprehensive loss	(1,576)	—	—	—	(1,576)
Total New Enterprise Stone & Lime Co., Inc. deficit	(101,220)	79,665	5,931	(85,596)	(101,220)
Noncontrolling interest	2,348	—	—	—	2,348
Total deficit	(98,872)	79,665	5,931	(85,596)	(98,872)
Total liabilities and deficit	$735,457	$95,906	$23,473	$(104,602)	$750,234

New Enterprise Stone & Lime Co., Inc. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

17. Condensed Issuer, Guarantor and Non Guarantor Financial Information (Continued)

Condensed Consolidating Income Statement for the year ending February 28, 2011

(in thousands)	New Enterprise Stone & Lime Co., Inc.	Guarantor Subsidiaries	Non Guarantors	Eliminations	Total
Revenue	$648,164	$82,742	$6,971	$(11,878)	$725,999
Cost of revenue	527,319	61,167	2,417	(12,292)	578,611
Depreciation, depletion, and amortization	38,111	7,806		—	45,917
Pension and profit sharing	8,691	216	—	—	8,907
Selling, administrative, and general expenses	51,579	9,628	340	—	61,547
Operating costs and expenses	625,700	78,817	2,757	(12,292)	694,982
Operating profit	22,464	3,925	4,214	414	31,017
Interest income	317	(15)	16	—	318
Interest expense	(41,277)	—	(790)	481	(41,586)
Income (loss) before income taxes	(18,496)	3,910	3,440	895	(10,251)
Income tax expense (benefit)	(3,049)	(1,429)	—	—	(4,478)
Equity in earnings of subsidiaries	8,779	—	—	(8,779)	—
Net income (loss)	(6,668)	5,339	3,440	(7,884)	(5,773)
Noncontrolling interest in net income	—	—	—	(1,195)	(1,195)
Net income (loss) attributable to stockholders	$(6,668)	$5,339	$3,440	$(9,079)	$(6,968)

Condensed Consolidating Income Statement for the year ending February 28, 2010

(in thousands)	New Enterprise Stone & Lime Co., Inc.	Guarantor Subsidiaries	Non Guarantors	Eliminations	Total
Revenue	$660,589	$79,324	$7,477	$(10,272)	$737,118
Cost of revenue	530,330	56,347	3,701	(9,766)	580,612
Depreciation, depletion, and amortization	36,876	6,866	—	—	43,742
Pension and profit sharing	9,493	197	—	—	9,690
Selling, administrative, and general expenses	53,086	11,287	406	—	64,779
Operating costs and expenses	629,785	74,697	4,107	(9,766)	698,823
Operating profit	30,804	4,627	3,370	(506)	38,295
Interest income	487	101	5	—	593
Interest expense	(29,332)	(6)	(704)	506	(29,536)
Income before income taxes	1,959	4,722	2,671	—	9,352
Income tax expense (benefit)	(5,103)	(935)	(436)	6,866	392
Equity in earnings of subsidiaries	8,764	—	—	(8,764)	—
Net income	15,826	5,657	3,107	(15,630)	8,960
Noncontrolling interest in net income	—	—	—	(1,165)	(1,165)
Net income attributable to stockholders	$15,826	$5,657	$3,107	$(16,795)	$7,795

New Enterprise Stone & Lime Co., Inc. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

17. Condensed Issuer, Guarantor and Non Guarantor Financial Information (Continued)

Condensed Consolidating Income Statement for the year ending February 28, 2009

(in thousands)	New Enterprise Stone & Lime Co., Inc.	Guarantor Subsidiaries	Non Guarantors	Eliminations	Total
Revenue	$706,027	$83,023	$6,617	$(9,892)	$785,775
Cost of revenue	569,235	58,590	3,238	(10,918)	620,145
Depreciation, depletion, and amortization	35,808	6,471	—	—	42,279
Intangible asset impairment	44,873	—	—	—	44,873
Pension and profit sharing	8,547	348	—	—	8,895
Selling, administrative, and general expenses	46,349	12,646	228	—	59,223
Operating costs and expenses	704,812	78,055	3,466	(10,918)	775,415
Operating profit	1,215	4,968	3,151	1,026	10,360
Interest income	645	22	—	—	667
Interest expense	(40,185)	—	(680)	680	(40,185)
Income (loss) before income taxes	(38,325)	4,990	2,471	1,706	(29,158)
Income tax expense (benefit)	10,951	4,511	436	(14,838)	1,060
Equity in earnings of subsidiaries	2,514	—	—	(2,514)	—
Net income (loss)	(46,762)	479	2,035	14,030	(30,218)
Noncontrolling interest in net income	—	—	—	(1,214)	(1,214)
Net income (loss) attributable to stockholders	$(46,762)	$479	$2,035	$12,816	$(31,432)

New Enterprise Stone & Lime Co., Inc. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

17. Condensed Issuer, Guarantor and Non Guarantor Financial Information (Continued)

Condensed Consolidating Cash Flow for the year ending February 28, 2011

(in thousands)	New Enterprise Stone & Lime Co., Inc.	Guarantor Subsidiaries	Non Guarantors	Eliminations	Total
Cash flows from operating activities	$34,057	$7,111	$6,335	$—	$47,503
Cash flows from investing activities
Capital expenditures	(24,399)	(7,378)	—	—	(31,777)
Proceeds from sale of property, plant and equipment	1,167	1,073	—	—	2,240
Change in cash value of life insurance	(962)	—	—	—	(962)
Other investing activities	(1,041)	(9)	—	—	(1,050)
Net cash used in investing activities	(25,235)	(6,314)	—	—	(31,549)
Cash flows from financing activities
Proceeds from revolving credit	100,164	—	—	—	100,164
Repayment of revolving credit	(121,065)	—	—	—	(121,065)
Repayment of long-term debt	(218,424)	—	(756)	—	(219,180)
Payments on capital leases	(5,009)	—	—	—	(5,009)
Proceeds from issuance of long-term debt	250,000	—	—	—	250,000
Debt issuance costs	(9,967)	—	—	—	(9,967)
Distribution to noncontrolling interest	—	—	(1,641)	—	(1,641)
Net cash used in financing activities	(4,301)	—	(2,397)	—	(6,698)
Net increase in cash and cash equivalents	4,521	797	3,938	—	9,256
Cash and cash equivalents
Beginning of year	537	675	9,561	—	10,773
End of year	$5,058	$1,472	$13,499	$—	$20,029

New Enterprise Stone & Lime Co., Inc. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

17. Condensed Issuer, Guarantor and Non Guarantor Financial Information (Continued)

Condensed Consolidating Cash Flow for the year ending February 28, 2010

(in thousands)	New Enterprise Stone & Lime Co., Inc.	Guarantor Subsidiaries	Non Guarantors	Eliminations	Total
Cash flows from operating activities	$48,415	$3,365	$6,298	$—	$58,078
Cash flows from investing activities
Capital expenditures	(19,565)	(4,766)	—	—	(24,331)
Proceeds from sale of property, plant and equipment	812	521	—	—	1,333
Change in cash value of life insurance	(1,308)	—	—	—	(1,308)
Other investing activities	(93)	—	25	—	(68)
Net cash (used in) provided by investing activities	(20,154)	(4,245)	25	—	(24,374)
Cash flows from financing activities
Proceeds from revolving credit	101,500	—	—	—	101,500
Repayment of revolving credit	(90,415)	—	—	—	(90,415)
Repayment of long-term debt	(51,875)	—	(413)	—	(52,288)
Payments on capital leases	(4,907)	—	—	—	(4,907)
Proceeds from issuance of long-term debt	9,107	—	—	—	9,107
Debt issuance costs	(1,246)	—	—	—	(1,246)
Distribution to noncontrolling interest	—	—	(1,189)	—	(1,189)
Net cash used in financing activities	(37,836)	—	(1,602)	—	(39,438)
Net increase (decrease) in cash and cash equivalents	(9,575)	(880)	4,721	—	(5,734)
Cash and cash equivalents
Beginning of year	10,112	1,555	4,840	—	16,507
End of year	$537	$675	$9,561	$—	$10,773

New Enterprise Stone & Lime Co., Inc. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

17. Condensed Issuer, Guarantor and Non Guarantor Financial Information (Continued)

Condensed Consolidating Cash Flow for the year ending February 28, 2009

(in thousands)	New Enterprise Stone & Lime Co., Inc.	Guarantor Subsidiaries	Non Guarantors	Eliminations	Total
Cash flows from operating activities	$11,240	$7,320	$5,368	$—	$23,928
Cash flows from investing activities
Capital expenditures	(22,649)	(5,614)	—	—	(28,263)
Proceeds from sale of property, plant and equipment	1,206	1,221	—	—	2,427
Change in cash value of life insurance	474	—	—	—	474
Other investing activities	(682)	(101)	—	—	(783)
Net cash used in investing activities	(21,651)	(4,494)	—	—	(26,145)
Cash flows from financing activities
Proceeds from revolving credit	89,500	—	—	—	89,500
Repayment of revolving credit	(57,000)	—	—	—	(57,000)
Repayment of long-term debt	(13,942)	—	27	—	(13,915)
Payments on capital leases	(4,653)	—	(352)	—	(5,005)
Proceeds from issuance of long-term debt	—	—	—	—	—
Debt issuance costs	—	—	—	—	—
Distribution to noncontrolling interest	—	—	(639)	—	(639)
Stockholder tax distributions	(602)	—	—	—	(602)
Net cash provided by (used in) financing activities	13,303	—	(964)	—	12,339
Net increase in cash and cash equivalents	2,892	2,826	4,404	—	10,122
Cash and cash equivalents
Beginning of year	4,778	1,171	436	—	6,385
End of year	$7,670	3,997	$4,840	$—	$16,507

18. Unaudited Quarterly Financial Data

The following is a summary of selected quarterly financial information (unaudited) for each of the two year periods ending February 28:

	2011
	Quarters Ended
(in thousands)	May 31	Aug 31	Nov 30*	Feb 28*
Revenue	$166,222	$263,943	$233,151	$62,683
Operating profit	(659)	42,295	26,086	(36,705)
Net income (loss)	(5,373)	26,738	(11,632)	(15,506)
Net income (loss) attributable to stockholders	(5,672)	26,440	(11,931)	(15,805)

New Enterprise Stone & Lime Co., Inc. and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

18. Unaudited Quarterly Financial Data (Continued)

	2010
	Quarters Ended
(in thousands)	May 31	Aug 31	Nov 30	Feb 28
Revenue	$162,865	$276,742	$230,323	$67,188
Operating profit	3,098	47,383	30,487	(42,673)
Net income (loss)	(3,758)	31,954	18,473	(37,709)
Net income (loss) attributable to stockholders	(4,027)	31,656	17,966	(37,800)

*                                         The primary difference in the net loss reported during the quarter ended February 28, 2011 compared to the quarter ended February 28, 2010 is primarily related to differences in the effective tax rate of the Company for each of the fiscal years and the associated impact on the quarterly results of the applicable effective tax rate in effect.

19. Subsequent Events

On May 18, 2011, the Company entered into the ninth amendment to its second amended and restated credit agreement. The modifications under these amendments related to certain covenant levels in future periods. This amendment also imposes a $25.0 million annual limit on capital expenditures.

The Company’s management has evaluated all activity of the Company through May 31, 2011 and concluded that subsequent events are properly reflected in the Company’s consolidated financial statements and notes as required by standards for accounting disclosure of subsequent events.

20. Other

The Company originally issued its financial statements as a private company on May 31, 2011. Subsequently, in conjunction with the preparation of the Company’s financial statements in compliance with public company reporting requirements (see Note 1), the Company reissued its financial statements on August 29, 2011.

On July 18, 2011 the Company entered into the tenth amendment to its second amended and restated credit agreement. The amendment increased the amount of allowable unsecured borrowings from $8.0 million to $20.0 million.

On August 22, 2011, the stockholders of the Company amended the stock restriction agreement which, among other things, required the Company to purchase, at any time, all or some of a stockholder’s common stock at the option of the individual stockholders. The amendment eliminated the stockholder’s right to require the Company to purchase the common stock on a prospective basis.

On August 26, 2011, the Company entered into the eleventh amendment to its second amended and restated credit agreement. The eleventh amendment allows for additional secured borrowings under a new secured credit facility of up to $20.0 million, increased the leverage covenant from 5.60 to 1.00 to 5.90 to 1.00 through maturity, increased the amount of annual capital expenditures from $25.0 million to $30.0 million and increased the aggregate principal amount of outstanding revolving credit borrowings allowable during the clean down period from $75.0 million to $85.0 million. On the same date, the Company entered into a new $20.0 million credit facility which matures on March 1, 2012, and bears an interest rate of LIBOR plus a 5.0% margin. Additionally, in conjunction with the $20.0 million borrowing, certain properties not previously encumbered were used as collateral.

The Company’s management has evaluated all activity of the Company through August 29, 2011 and concluded that subsequent events are properly reflected in the Company’s consolidated financial statements and notes as required by standards for accounting disclosure of subsequent events.

New Enterprise Stone & Lime Co., Inc. and Subsidiaries

Condensed Consolidated Financial Statements (unaudited)

as of and for the periods ended November 30, 2011 and 2010

New Enterprise Stone & Lime Co., Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (unaudited)

In thousands, except share and per share data	November 30, 2011	February 28, 2011
Assets
Current assets
Cash and cash equivalents	$6,193	$20,029
Restricted cash	10,379	1,887
Accounts receivable (less allowance for doubtful accounts of $3,921 in November 2011 and $2,430 in February 2011)	155,589	67,372
Inventories	140,436	129,422
Deferred income taxes	13,727	13,783
Other current assets	8,260	9,941
Total current assets	334,584	242,434
Other assets
Property, plant and equipment, net	374,486	382,965
Goodwill	90,847	90,847
Other intangible assets	27,604	28,084
Other assets	24,447	23,748
Total assets	$851,968	$768,078
Liabilities and Equity
Current liabilities
Current maturities of long-term debt	$19,546	$20,460
Accounts payable—trade	32,018	16,154
Accrued liabilities	43,998	52,146
Total current liabilities	95,562	88,760
Long-term debt and other liabilities
Long-term debt, less current maturities	534,543	480,386
Deferred income taxes	121,599	111,921
Other	11,256	9,840
Total liabilities	762,960	690,907
Commitments and contingencies (Note 7)
Redeemable common stock	—	130,241
Equity (Deficit)
Common stock, Class A, voting, $1 par value. Authorized 30,000 shares; issued and outstanding 20,500 shares	21	—
Common stock, Class B, nonvoting, $1 par value. Authorized 750,000 shares; issued and outstanding 250,925 shares	251	—
Retained deficit	(38,196)	(53,535)
Additional paid in capital	126,964	—
Accumulated other comprehensive loss	(1,323)	(1,403)
Total New Enterprise Stone & Lime Co., Inc. equity (deficit)	87,717	(54,938)
Noncontrolling interest	1,291	1,868
Total equity (deficit)	89,008	(53,070)
Total liabilities and equity (deficit)	$851,968	$768,078

The accompanying notes are an integral part of these condensed consolidated financial statements.

New Enterprise Stone & Lime Co., Inc. and Subsidiaries

Condensed Consolidated Statements of Operations (unaudited)

Three and Nine Months Ended November 30, 2011, and November 30, 2010

	Three Months Ended November 30,		Nine Months Ended November 30,
(in thousands)	2011	2010	2011	2010
Revenue
Construction materials	$108,196	$109,988	$315,134	$306,804
Heavy/highway construction	86,780	102,759	251,088	291,015
Traffic safety services and equipment	18,624	16,736	59,262	56,986
Other revenues	1,666	3,668	6,910	8,511
Total revenue	215,266	233,151	632,394	663,316
Cost of revenue (exclusive of items shown separately below)
Construction materials	71,718	69,270	200,924	196,645
Heavy/highway construction	77,354	95,140	235,546	267,107
Traffic safety services and equipment	13,123	11,820	43,434	41,025
Other expenses	980	2,403	5,313	5,384
Total cost of revenue	163,175	178,633	485,217	510,161
Depreciation, depletion and amortization	12,156	11,954	35,789	34,651
Pension and profit sharing	2,385	2,896	6,387	7,228
Selling, administrative and general expenses	15,231	13,582	46,485	43,554
Operating income	22,319	26,086	58,516	67,722
Interest expense, net	(11,337)	(11,363)	(34,915)	(29,216)
Income before income taxes	10,982	14,723	23,601	38,506
Income tax expense	5,302	26,355	10,749	28,773
Net income	5,680	(11,632)	12,852	9,733
Noncontrolling interest in net (income) loss	81	(299)	(518)	(896)
Net income attributable to New Enterprise Stone & Lime Co., Inc.	$5,761	$(11,931)	$12,334	$8,837

The accompanying notes are an integral part of these condensed consolidated financial statements.

New Enterprise Stone & Lime Co., Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (unaudited)

Nine Months Ended November 30, 2011, and November 30, 2010

	Nine Months Ended November 30,
(in thousands)	2011	2010
Reconciliation of net income to net cash provided by (used in) operating activities
Net income	$12,852	$9,733
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation and cost depletion	35,309	34,171
Gain on disposal of property, plant and equipment	(1,232)	(236)
Amortization of other assets and liabilities	5,289	1,571
Noncash interest expense	3,255	5,580
Deferred income taxes	9,734	28,340
Allowance for doubtful accounts	(1,491)	96
Changes in current assets and liabilities
Accounts receivable	(86,726)	(100,935)
Inventories	(11,014)	(6,838)
Other current assets	(843)	1,397
Accounts payable	15,864	31,629
Other accruals	(6,655)	4,071
Net cash provided by (used in) operating activities	(25,658)	8,579
Cash flows from investing activities
Capital expenditures	(26,677)	(23,793)
Capitalized software	(5,978)	(2,919)
Proceeds from sale of property, plant and equipment	2,603	741
Change in cash value of life insurance	2,968	(557)
Other investing activities	(8,492)	(585)
Net cash used in investing activities	(35,576)	(27,113)
Cash flows from financing activities
Proceeds from revolving credit	108,717	92,049
Repayment of revolving credit	(42,500)	(87,565)
Repayment of long-term debt	(24,484)	(219,295)
Payments on capital leases	(3,975)	(4,294)
Proceeds from issuance of long-term debt	12,398	258,880
Debt issuance costs	(1,663)	(9,960)
Distribution to noncontrolling interest	(1,095)	(1,641)
Net cash provided by financing activities	47,398	28,174
Net increase (decrease) in cash and cash equivalents	(13,836)	9,640
Cash and cash equivalents
Beginning of period	20,029	10,773
End of period	$6,193	$20,413

The accompanying notes are an integral part of these condensed consolidated financial statements.

New Enterprise Stone & Lime Co., Inc. and Subsidiaries

Consolidated Statement of Changes in Equity (Deficit) and Comprehensive Income (Loss)

(unaudited)

(in thousands)	Common Stock, Class A	Common Stock, Class B	Accumulated Other Comprehensive Loss	Additional Paid-In Capital	Retained Earnings (Deficit)	Noncontrolling Interest	Total Equity
Balance, February 28, 2009	$—	$—	$(2,218)	$—	$(67,532)	$1,946	$(67,804)
Net income	—	—	—	—	7,795	1,165	8,960
Pension adjustment net of tax of $451	—	—	642	—	—	—	642
Comprehensive income							9,602
Change in Redeemable Common Stock	—	—	—	—	(39,907)	—	(39,907)
Purchase of subsidiary interest	—	—	—	—	—	426	426
Distribution to noncontrolling interest	—	—	—	—	—	(1,189)	(1,189)
Balance, February 28, 2010	—	—	(1,576)	—	(99,644)	2,348	(98,872)
Net (loss)	—	—	—	—	(6,968)	1,195	(5,773)
Pension adjustment net of tax of $122	—	—	173	—	—	—	173
Comprehensive (loss)							(5,600)
Change in Redeemable Common Stock	—	—	—	—	53,077	—	53,077
Purchase of subsidiary interest	—	—	—	—	—	(34)	(34)
Distribution to noncontrolling interest	—	—	—	—	—	(1,641)	(1,641)
Balance, February 28, 2011	—	—	(1,403)	—	(53,535)	1,868	(53,070)
Net income	—	—	—	—	12,334	518	12,852
Pension adjustment net of tax of $53	—	—	80	—	—	—	80
Comprehensive income							12,932
Change in Redeemable Common Stock	—	—	—	—	3,005	—	3,005
Elimination of put right(1)	21	251	—	126,964	—	—	127,236
Distribution to noncontrolling interest	—	—	—	—	—	(1,095)	(1,095)
Balance, November 30, 2011	$21	$251	$(1,323)	$126,964	$(38,196)	$1,291	$89,008

(1)                   Refer to footnote 8 “Put Rights” for further information

The accompanying notes are an integral part of these condensed consolidated financial statements.

New Enterprise Stone & Lime Co., Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

1. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements and notes included in this report have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). In the opinion of New Enterprise Stone & Lime Co., Inc. (the “Company”) all adjustments (all of which are of a normal recurring nature) that are necessary for a fair presentation are reflected in the condensed consolidated financial statements. The condensed consolidated financial statements do not include all of the information or disclosures required for a complete presentation in accordance with GAAP. Accordingly, these unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements, including the notes thereto, included in the Company’s financial statements for the fiscal year ended February 28, 2011 as included in our initial registration statement on Form S-4 filed with the Securities and Exchange Commission (“SEC”) on August 29, 2011 (the “Registration Statement”). The results of operations for the three and nine month periods ended November 30, 2011 and 2010 are not necessarily indicative of the operating results for the full fiscal year.

Principles of Consolidation

The condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiary companies and entities where the Company has a controlling equity interest. Intercompany balances and transactions have been eliminated in consolidation.

Cash and Cash Equivalents and Restricted Cash

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. Certain U.S. cash balances exceed Federal Deposit Insurance Corporation limits. Cash balances were restricted in certain consolidated subsidiaries for bond sinking fund and insurance requirements as well as collateral on outstanding letters of credit or rentals.

Trade Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount and past due accounts are subject to service charges. The Company’s total accounts receivable consisted of the following:

(In thousands)	November 30, 2011	February 28, 2011
Costs and estimated earnings in excess of billings	$30,821	$11,138
Trade	123,553	50,726
Retainages	5,136	7,938
	159,510	69,802
Allowance for doubtful accounts	(3,921)	(2,430)
Accounts receivable, net	$155,589	$67,372

Costs and estimated earnings in excess of billings relate to uncompleted contracts and amounts not processed by governmental agencies. State and local agencies often require several approvals to process billings or payments and this may cause a lag in payment times.

New Enterprise Stone & Lime Co., Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

1. Summary of Significant Accounting Policies (Continued)

Concentrations of Credit Risk

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company places its cash and temporary investments with high-quality financial institutions. At times, such balances and investments may be in excess of federally insured limits, however the Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents. The Company conducts business with various governmental entities within the Commonwealth of Pennsylvania. These entities include the Pennsylvania Department of Transportation, the Pennsylvania Turnpike Commission and various townships, municipalities, school districts and universities within Pennsylvania. The Company has not experienced any material losses with these governmental agencies and does not believe it is exposed to any significant credit risk on the outstanding accounts receivable.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined using either first-in, first-out (“FIFO”) or weighted average method based on the applicable category of inventories.

The Company’s total inventory consists of the following:

(In thousands)	November 30, 2011	February 28, 2011
Crushed stone, agricultural lime and sand	$92,820	$82,852
Raw materials	8,719	7,823
Parts, tires and supplies	11,635	11,472
Concrete blocks	4,432	4,977
Building materials	3,982	4,244
Safety equipment	16,711	16,241
Other	2,137	1,813
Total	$140,436	$129,422

Rental Equipment

Rental equipment, primarily related to the Company’s safety products business, is recorded at cost and depreciated over the estimated useful lives of the equipment using the straight-line method. The range of estimated useful lives for rental equipment is two to three years.

New Enterprise Stone & Lime Co., Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

1. Summary of Significant Accounting Policies (Continued)

Property, Plant and Equipment

Property, plant and equipment are carried at cost. Assets under capital leases are stated at the lesser of the present value of minimum lease payments or the fair value of the leased item. Provision for depreciation is generally computed over estimated service lives by the straight-line method.

The Company’s property, plant & equipment consists of the following:

(In thousands)	November 30, 2011	February 28, 2011
Limestone and sand acreage	$136,973	$135,888
Land, buildings and building improvements	96,460	95,362
Crushing, prestressing and manufacturing plants	309,529	300,204
Contracting equipment, vehicles and other	278,478	265,380
Construction in progress	5,018	6,282
Property, plant and equipment	826,458	803,116
Less: Accumulated depreciation and depletion	(451,972)	(420,151)
Property, plant and equipment, net	$374,486	$382,965

Repairs and maintenance are charged to operations as incurred. Renewals or betterments, which materially add to the useful lives of property and equipment, are capitalized.

Depreciation expense was $10.7 million and $11.3 million for three months ended November 30, 2011 and 2010, respectively. Depreciation expense was $33.3 million and $32.8 million for the nine months ended November 30, 2011 and 2010, respectively. Included in the contracting equipment, vehicles and other asset category above are capital leases with a cost basis of $25.6 million and $22.5 million as of November 30, 2011 and February 28, 2011, respectively.

Other Assets

The Company’s long term other assets consist of the following:

(In thousands)	November 30, 2011	February 28, 2011
Deferred financing fees (less current portion of $4,623 in November 2011 and $3,944 in February 2011)	$10,051	$12,311
Cash value of life insurance (net of loans of $3,000 in November 2011 and $0 in February 2011)	863	3,831
Capitalized software	9,295	3,317
Deferred stripping costs	2,512	2,316
Other	1,726	1,973
Total	$24,447	$23,748

Use of Estimates

The preparation of the condensed consolidated financial statements requires management to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities,

New Enterprise Stone & Lime Co., Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

1. Summary of Significant Accounting Policies (Continued)

the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Significant items subject to such estimates and assumptions include the carrying amount of property, plant and equipment; valuation of receivables, inventories and goodwill; recognition of revenue and loss contract reserves under the percentage-of-completion method; assets and obligations related to employee benefit plans; asset retirement obligations; and self-insurance reserves. Actual results could differ from those estimates.

Other Comprehensive Loss

The Company presents current period comprehensive loss as a component of accumulated other comprehensive loss on the condensed consolidated balance sheet. The components of accumulated other comprehensive loss included unamortized pension costs of $1.3 million and $1.4 million as of November 30, 2011 and February 28, 2011, respectively.

Reclassifications

Certain items previously reported in prior year financial statement captions have been conformed to agree with current year presentation.

Recently Issued Accounting Standards

In June 2011, the Financial Accounting Standards Board (“FASB”) issued ASU 2011-05 “Presentation of Comprehensive Income” which allows an entity the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. This update also eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. The amendments in this update do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. The new rules will become effective during interim and annual periods beginning after December 15, 2011.The Company does not expect the adoption of this standard to have a material impact on the consolidated financial statements.

In September 2011, the FASB issued ASU 2011-08 “Intangibles—Goodwill and Other (Topic 350): Testing Goodwill for Impairment” which amends the goodwill impairment testing guidance in ASC 350-20, “Goodwill.” Under the amended standard, an entity has the option to first assess qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test. Under these amendments, an entity would not be required to calculate the fair value of a reporting unit unless the entity determines, based on a qualitative assessment, that it is more likely than not that its fair value is less than its carrying amount. The amendments include a number of events and circumstances for an entity to consider in conducting the qualitative assessment. The amendments in this ASU are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011, with early adoption permitted. The Company is still considering the impact of this standard on the consolidated financial statements; however the Company does not expect this standard to have a material impact on the consolidated financial statements.

New Enterprise Stone & Lime Co., Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

1. Summary of Significant Accounting Policies (Continued)

In September 2011, the FASB issued ASU No. 2011-09, “Disclosures About an Employer’s Participation in a Multiemployer Plan” which increases the quantitative and qualitative disclosures an employer is required to provide about its participation in significant multiemployer plans that offer pension and other postretirement benefits. The ASU’s objective is to enhance the transparency of disclosures regarding the significant multiemployer plans in which an employer participates, the level of the employer’s participation in those plans, the financial health of the plans and the nature of the employer’s commitments to the plans. This ASU is effective for annual periods ending after December 15, 2011. The Company will adopt this standard as of and for our annual period ending February 29, 2012.

2. Risks and Uncertainties

Our business is heavily impacted by several factors which are outside the control of management, including the overall health of the economy, the level of commercial and residential construction, the level of federal, state and local publicly funded construction projects and seasonal variations generally attributable to weather conditions. These factors impact the amount and timing of our revenues.

Our second amended and restated credit agreement (the “Credit Agreement”) contains certain financial covenants that include limitations on annual capital expenditures, available credit, maximum leverage ratio and a minimum fixed charge coverage ratio, among others, as defined in the associated agreement (the “Financial Covenants”). If an event of default should occur, the lenders may, among other things, accelerate the maturity of the outstanding amounts as well as discontinue lending under the revolving line of credit.

While we have confidence in our ability to meet our operating plan in the future, in the past we have failed to meet certain operating performance measures as well as the Financial Covenant requirements set forth in our Credit Agreement, which resulted in the need to obtain several waivers and amendments to the Credit Agreement. In each of February 28, 2009 and 2010, we did not comply with certain Financial Covenants and obtained an associated waiver. In May 2010, we did not comply with certain Financial Covenants and obtained a waiver and an increase in the total available borrowings under the Credit Agreement. At February 28, 2011, we were in compliance with all of our Financial Covenants. On May 18, 2011, we entered into the ninth amendment to the Credit Agreement, to adjust certain covenant levels in future periods to provide greater cushion under our financial covenants. This amendment also imposed a $25.0 million annual limit on capital expenditures.

On August 26, 2011, the Company entered into the eleventh amendment to its Credit Agreement. The eleventh amendment allows for additional secured borrowings under a new secured credit facility of up to $20.0 million, increased the leverage covenant from 5.60 to 1.00 to 5.90 to 1.00 through maturity, increased the amount of annual capital expenditures as defined in the Credit Agreement from $25.0 million to $30.0 million and increased the aggregate principal amount of outstanding borrowings under the first lien revolving credit facility allowable during the clean down period from $75.0 million to $85.0 million.

New Enterprise Stone & Lime Co., Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

2. Risks and Uncertainties (Continued)

On August 29, 2011, the Company entered into a new $20.0 million secured credit facility which matures on March 1, 2012, and bears an interest rate of LIBOR plus a 5.0% margin. Certain properties not previously encumbered are used as collateral under this $20.0 million secured credit facility.

As a result of the August 2011 amendment to the Credit Agreement, we expect to be in compliance with the Financial Covenants for at least the next twelve months. Losses from continuing operations incurred during the prior fiscal year as well as reductions in our cash flow generated by operations have resulted in an increase in interest expense due to higher debt levels along with an increase in overall interest rates, which were also impacted by the issuance of our Senior Notes in August 2010. A shortfall in the actual trailing twelve month earnings before interest, taxes and depreciation and certain lease expenses (“EBITDAR”), as adjusted and defined in the Credit Agreement, of between approximately 1% and 13%, as calculated at the end of a particular quarter over the next fiscal year could cause us to fail to meet our Financial Covenants during the period.

During the last quarter of the fiscal year the Credit Agreement requires the Company to maintain a balance under the Revolving Credit Facility of no more than $85.0 million for 30 consecutive days. If the Company does not generate sufficient cash or obtain alternative sources of cash, such as other short term borrowings, to pay down the balance to $85.0 million for 30 consecutive days, the Company would seek a waiver of this covenant. There can be no assurance that the Company will be able to amend the Credit Agreement or obtain alternative financing to replace the Credit Agreement, which could result in a material adverse effect on the financial position, results of operations and cash flows of the Company.

The Company’s earnings and debt levels, and associated covenant compliance, may be impacted by, among other things, the volume and amount of federal, state and local publicly funded construction projects, the weather, which can materially affect our business and makes us subject to seasonality on a quarter to quarter basis, changes in product mix, commodity price changes and other factors inherent in the operation of our business. If the Company does not meet its projections and the actions described above are not sufficient to maintain our compliance with the Financial Covenants, the Company would seek a waiver of the covenants or alternative financing. There can be no assurance that the new covenant requirements will be met or that we would be able to amend the Credit Agreement or obtain alternative financing to replace the Credit Agreement, which could result in a material adverse effect on the financial position, results of operations and cash flows of the Company.

Liquidity and Management’s Plans

As discussed in Note 4, the Company’s First Lien Revolving Credit Facility matures in January 2013. In addition, after considering current estimated operating results for the year ended February 29, 2012, the quarterly periods during fiscal 2013, and resulting potential impacts on the Company’s ability to satisfy its obligations under the First Lien Revolving Credit Facility and First Lien Term Loans A & B, the Company is considering, among other actions, entering into two new debt agreements, a Senior Secured Note and an asset based loan to refinance the existing First Lien Revolving Credit Facility and First Lien Term Loans A & B.

The Company is considering a refinancing that would, in effect, amend or replace a significant portion of the Company’s existing indebtedness. The Company is planning to enter into a $170 million asset based loan, which will be secured by the Company’s accounts receivable, inventory and certain

New Enterprise Stone & Lime Co., Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

2. Risks and Uncertainties (Continued)

other assets. In addition, the Company is seeking to obtain $250 million through the issuance of Senior Secured Notes which will pay cash interest, estimated at 4.0%, and additional paid in kind (“PIK”) interest estimated at 9.0% which will be deferred and accumulate over the term of the debt.

The Company anticipates consummating the proposed refinancing during the first quarter of fiscal year 2013. The Company believes the consummation of the refinancing described above will allow the Company to maintain the necessary levels of operating liquidity on a long-term basis and will provide terms and conditions with which the Company believes it will comply for the foreseeable future. However, no assurances can be given that the refinancing will be consummated. If the foregoing refinancing does not occur, the Company would need to obtain waivers or amendments during fiscal 2013 under the existing credit facility and no assurances can be given that the Company will be able to obtain these waivers or amendments. If the Company is unable to obtain these waivers or amendments if and when necessary, the Company may be in default under its existing facilities which would (1) preclude the Company from accessing any available borrowings under its revolving facility, (2) entitle the lenders thereunder to exercise their remedies, which includes the right to accelerate the debt outstanding and (3) trigger the cross-acceleration provisions under the Senior Notes due 2018. These factors could have a material adverse effect on the Company. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

3. Accrued Liabilities

Accrued liabilities consisted of the following:

(In thousands)	November 30, 2011	February 28, 2011
Payroll and vacation	$7,884	$7,418
Contract expenses	1,988	1,468
Withholding taxes	2,642	2,874
Reserve for taxes	2,572	1,486
Interest	7,692	15,444
Insurance	16,519	16,250
Deferred acquisition liability	3,333	3,253
Billings in excess of costs and estimated earnings on uncompleted contracts	798	354
Other	570	3,599
Total accrued liabilities	$43,998	$52,146

New Enterprise Stone & Lime Co., Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

4. Long-Term Debt

(In thousands)	November 30, 2011	February 28, 2011
Land, equipment and other obligations	$25,698	$32,003
First lien term loan A & B	147,310	153,090
First lien revolving credit facility	119,394	53,177
Senior notes due 2018	250,000	250,000
Obligations under capital leases	11,687	12,576
Total debt	554,089	500,846
Less: Current portion	(19,546)	(20,460)
Total long-term debt	$534,543	$480,386

Land, Equipment and Other Obligations

The Company has various notes, mortgages and other financing arrangements resulting from the purchase of principally land and equipment. All loans provide for at least annual payments, which include interest ranging up to 10.0% per annum. Principally all loans are secured by the land and equipment acquired.

Obligations include three revenue bonds, as of November 30, 2011 to different industrial development authorities with counties in Pennsylvania with a total outstanding of $7.4 million and four revenue bonds with outstanding of $11.6 million as of February 28, 2011. The effective interest rate on the industrial development bonds ranged from 0.29% to 0.42% as of November 30, 2011 and from 0.41% to 0.48% as of February 28, 2011. The Company prepaid $3.8 million of industrial development bonds during the first quarter with the proceeds from an unsecured borrowing on May 13, 2011. The unsecured note matures in May 2014 and the interest rate is LIBOR plus a margin of 3.75%. The effective interest rate as of November 30, 2011 was 4.00%. There were no additional covenants associated with the borrowing.

The Company has $2.6 million and $4.5 million outstanding as of November 30, 2011 and February 28, 2011, respectively on a bank loan that matures in August of 2012. The effective rate of interest was 3.73% and 3.79% as of November 30, 2011 and February 28, 2011, respectively. The Company is subject to the existing covenants as defined in the Credit Agreement discussed below.

First Lien Term Loan A & B

The term loan A had $79.8 million outstanding and $85.1 million outstanding as of November 30, 2011 and February 28, 2011, respectively. The net effective interest rate on the term loan A was approximately 4.50% and 3.79% at November 30, 2011 and February 28, 2011, respectively.

The term loan B had $67.5 million outstanding and $68.0 million outstanding as of November 30, 2011 and February 28, 2011, respectively. The net effective interest rate on the term loan B was approximately 5.01% and 4.31% at November 30, 2011 and February 28, 2011, respectively.

The term loan A and term loan B mature on January 10, 2014.

New Enterprise Stone & Lime Co., Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

4. Long-Term Debt (Continued)

First Lien Revolving Credit Facility

The Company has a $135.0 million first lien revolving credit facility (“Revolving Credit Facility”) under the Credit Agreement. The total outstanding under the Revolving Credit Facility was $119.4 million and $53.2 million at November 30, 2011 and February 28, 2011, respectively. At November 30, 2011 an additional $15.6 million was available under the Revolving Credit Facility. Availability under the Revolving Credit Facility is restricted to a borrowing base equal to the sum of 85% of accounts receivable less accounts over 120 days and 60% of inventory. The borrowing base as of November 30, 2011 was $209.4 million. The effective interest rate was 4.55% and 3.99% at November 30, 2011 and February 28, 2011, respectively.

The Revolving Credit Facility expires on January 11, 2013.

The Credit Agreement also permits an additional seasonal availability of $10.0 million during the months of March, April, May and June. The Credit Agreement requires that, for 30 consecutive days during the fourth fiscal quarter of each year that the balance outstanding on Revolving Credit Facility is repaid to a specified level not to exceed $85.0 million.

Covenants

The Company is subject to certain financial covenants under the Credit Agreement related to its term loan A, term loan B and Revolving Credit Facility, including maintaining certain leverage and coverage ratios, minimum net worth requirements, and capital expenditure and lease payment limitations. The Credit Agreement also contains subjective acceleration clauses, which allow the lenders to declare amounts outstanding under the financing arrangements due and payable if a Material Adverse Change occurs. The Company believes that it will continue to comply with its Financial Covenants, as amended, under the Credit Agreement. If the Company’s performance does not result in compliance with any of its financial covenants, or if the lenders seek to exercise their rights under the subjective acceleration clause referred to above, the Company would seek to modify its Credit Agreement. However, there can be no assurance that the lenders would not exercise their rights and remedies under the Credit Agreement including accelerating payment of all outstanding debt due and payable.

New Enterprise Stone & Lime Co., Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

4. Long-Term Debt (Continued)

The Company has obtained multiple waivers and amendments related to covenant defaults (refer to Note 2) during recent years. The more significant amendments related to defaults of the net worth covenant, leverage ratios, limitations on operating lease expense and timely completion of the financial statements. Where appropriate, the Company records fees paid to obtain the waivers and amendments as deferred financing fees and amortizes the amounts over the remaining life of the associated financing arrangements. As of November 30, 2011 and February 28, 2011, the Company was in compliance with all of its covenant requirements as amended through that date.

Senior Notes Due 2018

In August 2010, the Company sold $250.0 million aggregate principal amount of 11.0% senior notes (“Senior Notes”) due in 2018 at par value. Interest on the Senior Notes is payable semi-annually in cash in arrears on March 1 and September 1 of each year.

The Company filed a Registration Statement with the SEC for the Senior Notes on August 29, 2011. The Registration Statement became effective on September 13, 2011 and the Company concluded the exchange offer on October 12, 2011. The terms of the exchange notes are identical to the terms of the old notes in all material respects, except for the elimination of some transfer restrictions, registration rights and additional interest provisions relating to the old notes.

Obligations Under Capital Lease

The Company has various arrangements for the lease of machinery and equipment which qualify as capital leases. These arrangements typically provide for monthly payments, some of which include residual value guarantees if the Company were to terminate the arrangement during certain specified periods of time for each underlying asset under lease.

Other

Long-term debt for each fiscal period matures as follows:

(In thousands)	Amount
Period
2012	$19,546
2013	16,435
2014	136,437
2015	121,965
2016	1,713
Remaining years	257,993
Total	$554,089

New Enterprise Stone & Lime Co., Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

4. Long-Term Debt (Continued)

The Company has determined the fair value of long term debt as of November 30, 2011 and February 28, 2011 is as follows:

(in thousands)	November 30, 2011	February 28, 2011
Carrying value (including current maturities)	$554,089	$500,846
Fair value (including current maturities)	539,672	505,855

5. Income Taxes

The Company’s tax provision and the corresponding effective tax rate are based on expected income, statutory tax rates and tax planning opportunities available in the various jurisdictions in which the Company operates. For interim financial reporting the Company estimates the annual tax rate based on projected taxable income for the full year and records a quarterly tax provision in accordance with the anticipated annual rate. As the year progresses, the Company refines the estimates of the year’s taxable income as new information becomes available, including year-to-date financial results. This continual estimation process often results in a change to the Company’s expected effective tax rate for the year. When this occurs, the Company adjusts the income tax provision during the quarter in which the change in estimate occurs so that the year-to-date provision reflects the expected annual tax rate. Significant judgment is required in determining the Company’s effective interim tax rate and in evaluating its tax positions.

The Company’s effective income tax rate was 48.3% and 179.0% for the three months ended November 30, 2011 and 2010, respectively. The Company’s effective tax rate was 45.5% and 74.7% for the nine months ended November 30, 2011 and 2010, respectively. The principal factor affecting the comparability of the effective income tax rate for the respective period is a result of a larger projected pre-tax book loss for February 29, 2012 when compared to February 28, 2011. A larger pre-tax book loss dilutes the impact of the permanent items, which remain relatively consistent year over year, causing a reduction in the applicable annual tax rate when compared to the prior year. The effective tax rate is based on our estimated annual effective tax rate applied against our earnings through the nine months ended November 30, 2011. Our estimated annual tax rate anticipates a book loss combined with substantial permanent percentage depletion benefits as well as changes in valuation allowance applied against our deferred tax assets such that our estimated annual effective tax rate is significantly in excess of the statutory federal rate of 35%. Our expense from income taxes for the nine months ended November 30, 2011 is based on an estimate annual effective tax rate for fiscal year 2012 of 44.7% and a discrete tax expense of $0.2 million primarily resulting from a change in estimate for our deferred taxes based on the filing of our income tax returns for fiscal year 2011.

The cash taxes paid were not material for the three and nine months ended November 30, 2011 and November 30, 2010, respectively, primarily as a result of the projected annual net operating losses.

6. Retirement and Benefit Programs

Substantially all employees are covered by either a defined contribution plan, a defined benefit plan, a collectively bargained multi-employer plan, or a noncontributory profit sharing plan. The expense associated with these programs, excluding defined benefit plans, was $2.3 million and

New Enterprise Stone & Lime Co., Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

6. Retirement and Benefit Programs (Continued)

$2.8 million for the three months ended November 30, 2011 and 2010, respectively, and $6.2 million and $7.0 million for the nine months ended November 30, 2011 and 2010, respectively.

The Company has two defined benefit pension plans covering certain union employees of the Company’s Buffalo Crushed Stone Division in Buffalo, New York. The benefits are based on years of service. Actuarial gains and losses are generally amortized subject to the corridor, over the average remaining service life of the Company’s active employees. Net periodic pension expense recognized for the three and nine month periods ended November 30, 2011 and 2010, was as follows:

	Three Months Ended November 30,		Nine Months Ended November 30,
(in thousands)	2011	2010	2011	2010
Net periodic benefit cost
Service cost	$54	$51	$162	$153
Interest cost	110	109	329	327
Expected return on plan assets	(154)	(140)	(463)	(420)
Amortization of prior service cost	15	21	46	64
Recognized net actuarial loss	29	31	87	93
Total pension expense	$54	$72	$161	$217

7. Commitments and Contingencies

In the normal course of business, the Company has commitments, lawsuits, claims and contingent liabilities. The ultimate disposition of these matters will not have a material adverse effect on the Company’s consolidated financial position, or liquidity.

The Company maintains a self-insurance program for workers’ compensation (Pennsylvania employees) coverage, which is administered by a third party management company. The Company’s self-insurance retention is limited to $1.0 million per occurrence with the excess covered by workers’ compensation excess liability insurance. The Company is required to maintain a $7.0 million surety bond with the Commonwealth of Pennsylvania. Self-insurance costs are accrued based upon the aggregate of the liability for reported claims and an estimated liability for claims incurred but not reported. The Company also maintains three self-insurance programs for health coverage with losses limited to $0.3 million per employee. Additionally, the Company is required to provide a letter of credit in the amount of $0.9 million to guarantee payment of the deductible portion of its liability coverages existing prior to January 1, 2008.

The Company also maintains a captive insurance company, Rock Solid Insurance Company (Rock Solid), for workers compensation (Non Pennsylvania employees), general liability, auto, health, and property coverage. On April 8, 2011, Rock Solid entered into a Collateral Trust Agreement with an insurer to eliminate a letter of credit that was required to maintain coverage of the deductible portion of its liability coverages. The total amount of collateral provided in the arrangement was $8.8 million and is recorded as part of restricted cash as of November 30, 2011 on the Company’s consolidated balance sheet. Exposures for periods prior to the inception of the captive are covered by pre-existing insurance policies.

New Enterprise Stone & Lime Co., Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

8. Put Rights

On August 22, 2011, the stockholders of the Company amended the stock restriction agreement which, among other things, required the Company to purchase, at any time, all or some of a stockholder’s common stock at the option of the individual stockholders. The amendment eliminated the stockholders’ right to require the Company to purchase the common stock on a prospective basis. As a result, the amount attributable to the fair value of the common stock as of the amendment date was reclassified from mezzanine or temporary equity to shareholders’ equity as additional paid in capital. The Company did not change the amount issued, outstanding or par value of its common stock.

Prior to August 22, 2011, the stockholders of the Company had put rights on all outstanding common stock which could require the Company to purchase, at any time, all or some of a stockholder’s common stock. The common stock was classified as mezzanine or temporary equity for all prior periods as the shares were redeemable at the option of the holder and had conditions for redemption which are not solely within the control of the Company. The redemption price was determined based upon the terms and conditions of the underlying stockholders agreement and was based upon either a formulaic calculation, in the event of a put of less than 100% of an individual stockholders shares or an appraisal, in the event of a put of all of an individual stockholder’s shares. The value of the common stock was adjusted to its maximum redemption value each reporting date and as of the termination date through retained earnings.

If the Company was unable to purchase the common stock by reason of a legal or contractual impediment, then a stockholder, subject to the terms and restrictions set forth in the Stock Restriction Agreement, could sell common stock to other purchasers. The Company was restricted from purchasing any of its common stock due to contractual impediments contained in certain financing arrangements.

9. Goodwill and Other Intangible Assets

There were no changes to the carrying value of goodwill for the three and nine months ended November 30, 2011. Our annual goodwill impairment analysis was completed as of February 28, 2011 and did not result in any impairment losses. As of February 28, 2011, the Traffic Safety Services and Equipment reporting unit with approximately $5.8 million of goodwill had an excess fair value over its carrying value of less than 1%. The fair value of the remaining reporting units exceeded their carrying value by a substantial margin.

As of November 30, 2011, based upon the weight of evidence available, such as current market trends and conditions, the Company’s projections, and results to date and in consideration of the slim margin that the Traffic Safety Services and Equipment reporting unit passed step one of the annual goodwill impairment analysis as of February 28, 2011, the Company performed an interim goodwill impairment analysis. The process and procedures used to calculate the fair value of the Traffic Safety Services and Equipment reporting unit as of November 30, 2011was materially consistent with our annual goodwill impairment analysis. The interim goodwill impairment analysis completed as of November 30, 2011 did not result in an impairment loss as the fair value of the Traffic Safety Services and Equipment reporting unit at that date exceeded its carrying value. Positive factors impacting this result included, among other things, market factors such as discount rates, recent market transactions and the consideration of available tax benefits that had not been previously considered.

For segment reporting purposes goodwill of $85.0 million and $5.8 million is reported as part of the Construction Materials segment and the Traffic Safety Services and Equipment segment, respectively.

New Enterprise Stone & Lime Co., Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

9. Goodwill and Other Intangible Assets (Continued)

There were no changes to the carrying value of other intangible assets other than amortization for the nine months ended November 30, 2011. Annual amortization expense on amortizable intangible assets is expected to be approximately $0.6 million for each of the next five fiscal years.

10. Business Segments

The Company reports information about its operating segments using the “management approach,” which is based on the way management organizes and reports the segments within the organization for making operating decisions and assessing performance. The Company has three reportable segments and has identified the segments based upon the nature of services and product offerings. The Company’s three reportable segments are: (i) construction materials; (ii) heavy/highway construction; and (iii) traffic safety services and equipment. A description of the services and product offerings within each of the Company’s segments is provided below.

The construction materials segment mines and produces aggregates (crushed stone and construction sand and gravel), hot mix asphalt, ready mixed concrete and other concrete products including precast/prestressed structural concrete components and masonry blocks for sale to third parties and internal use. The construction materials segment serves markets primarily in the Commonwealth of Pennsylvania and western New York. The high weight-to-value ratio of aggregates and concrete products and the time in which ready mixed concrete and hot mix asphalt begin to set, limit the efficient distribution range for these products to roughly a one-hour haul time. Accordingly, the Company’s markets for these products are generally local in nature.

The heavy/highway construction segment includes heavy and highway construction, blacktop paving and other site preparation services. The Company’s heavy/highway construction segment is primarily supplied with its construction materials, such as hot mix asphalt, ready mixed concrete and aggregates from the Company’s construction materials segment. The heavy/highway construction segment serves markets primarily in the Commonwealth of Pennsylvania.

The traffic safety services and equipment segment rents and sells general and specialty traffic control and work zone safety equipment and safety services to industrial and construction end-users. Traffic safety services and equipment business sells equipment through its national sales network and provides traffic maintenance and protection services primarily throughout the eastern United States.

The Company reviews earnings of the segments principally at the operating profit level and accounts for intersegment sales at prices that range from negotiated rates to those that approximate fair market value. Segment operating profit consists of revenue less operating costs and expenses. Corporate and unallocated costs include those administrative and financial costs which are not allocated to segment operations and are excluded from segment operating profit. These costs include corporate administrative functions, unallocated corporate functions and divisional administrative functions.

New Enterprise Stone & Lime Co., Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

10. Business Segments (Continued)

The following is a summary of certain financial data for the Company’s business segments:

	Three Months Ended November 30,		Nine Months Ended November 30,
(in thousands)	2011	2010	2011	2010
Revenue
Construction materials	$161,515	$169,585	$471,058	$468,918
Heavy/highway construction	99,379	115,713	278,584	329,273
Traffic safety services and equipment	21,155	18,228	69,015	64,951
Other revenues	4,674	5,782	13,584	14,208
Segment totals	286,723	309,308	832,241	877,350
Eliminations	(71,457)	(76,157)	(199,847)	(214,034)
Total net revenue	$215,266	$233,151	$632,394	$663,316
Operating profit
Construction materials	$22,340	$24,734	$60,439	$59,285
Heavy/highway construction	4,634	4,150	5,363	14,129
Traffic safety services and equipment	1,366	998	4,544	5,575
Corporate and unallocated	(6,021)	(3,796)	(11,830)	(11,267)
Total operating profit	$22,319	$26,086	$58,516	$67,722

	Three Months Ended November 30,		Nine Months Ended November 30,
(in thousands)	2011	2010	2011	2010
Product and services revenue
Construction materials
Aggregates	$58,404	$60,385	$171,573	$168,275
Hot mix asphalt	67,417	71,972	197,795	194,502
Ready mixed concrete	18,921	20,004	52,627	56,560
Precast/prestressed structural concrete	8,602	8,558	22,695	21,362
Masonry products	4,312	4,621	13,901	15,291
Construction supply centers	3,859	4,045	12,467	12,928
Construction projects	99,379	115,713	278,584	329,273
Traffic safety services and equipment	21,155	18,228	69,015	64,951
Other revenues	4,674	5,782	13,584	14,208
Inter-product sales eliminations	(71,457)	(76,157)	(199,847)	(214,034)
Total net revenue	$215,266	$233,151	$632,394	$663,316
Product and services operating profit
Construction materials
Aggregates	$13,174	$12,929	$35,549	$31,131
Hot mix asphalt	7,221	10,260	20,394	24,933
Ready mixed concrete	1,509	2,148	4,012	5,206
Precast/prestressed structural concrete	(11)	(719)	(461)	(2,217)
Masonry products	212	(149)	27	(358)
Construction supply centers	235	265	918	590
Heavy/highway construction	4,634	4,150	5,363	14,129
Traffic safety services and equipment	1,366	998	4,544	5,575
Corporate and unallocated	(6,021)	(3,796)	(11,830)	(11,267)
Total operating profit	$22,319	$26,086	$58,516	$67,722

New Enterprise Stone & Lime Co., Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

10. Business Segments (Continued)

	Three Months Ended November 30,		Nine Months Ended November 30,
(in thousands)	2011	2010	2011	2010
Depreciation, depletion and amortization
Construction materials	$5,902	$7,507	$21,916	$22,303
Heavy/highway construction	3,853	2,203	7,234	6,008
Traffic safety services and equipment	1,907	1,935	5,377	5,450
Corporate and unallocated	494	309	1,262	890
Total depreciation, depletion and amortization	$12,156	$11,954	$35,789	$34,651

For the three and nine months ended November 30, 2011 and 2010, sales to two customers represented more than 10% of net revenues.

11. Condensed Issuer, Guarantor and Non Guarantor Financial Information

On August 18, 2010, the Company issued $250.0 million aggregate principal amount of its 11.0% Senior Notes due 2018. Except for Rock Solid Insurance Company, NESL, II LLC, and Kettle Creek GP, LLC, all existing consolidated subsidiaries of the Company are 100% owned and provide a joint and several, full and unconditional guarantee of the securities. These entities include Gateway Trade Center Inc., EII Transport Inc., Protections Services Inc., Work Area Protection Corp., SCI Products Inc., ASTI Transportation Systems, Inc., and Precision Solar Controls Inc. (“Guarantor Subsidiaries”). There are no significant restrictions on the parent Company’s ability to obtain funds from any of the Guarantor Subsidiaries in the form of a dividend or loan. Additionally, there are no significant restrictions on a Guarantor Subsidiary’s ability to obtain funds from the Company or its direct or indirect subsidiaries. Certain other wholly owned subsidiaries and consolidated partially owned partnerships do not guarantee the notes. These entities include Rock Solid Insurance Company, South Woodbury, L.P., NESL, II LLC, Kettle Creek Partners L.P., and Kettle Creek Partners GP, LLC (“Non Guarantors”).

The following condensed consolidating balance sheets, statements of operations and statements of cash flows are provided for the Company, all Guarantor Subsidiaries and Non Guarantors. The information has been presented as if the parent Company accounted for its ownership of the Guarantor Subsidiaries and Non Guarantors using the equity method of accounting.

New Enterprise Stone & Lime Co., Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

11. Condensed Issuer, Guarantor and Non Guarantor Financial Information (Continued)

Condensed Consolidating Balance Sheet at November 30, 2011

(in thousands)

	New Enterprise Stone & Lime Co., Inc.	Guarantor Subsidiaries	Non Guarantors	Eliminations	Total
Assets
Current assets
Cash and cash equivalents	$4,365	$—	$1,828	$—	$6,193
Restricted cash	1,430	109	8,840	—	10,379
Accounts receivable (less allowance for doubtful accounts)	131,564	19,866	4,159	—	155,589
Inventories	123,725	16,711	—	—	140,436
Net investment in lease	—	—	608	(608)	—
Deferred income taxes	12,746	981	—	—	13,727
Other current assets	7,965	271	24	—	8,260
Total current assets	281,795	37,938	15,459	(608)	334,584
Other assets
Property, plant and equipment, net	346,352	27,554	8,009	(7,429)	374,486
Goodwill	85,002	5,845	—	—	90,847
Other intangible assets	11,030	16,574	—	—	27,604
Investment in subsidiaries	89,802	—	—	(89,802)	—
Intercompany receivables	—	14,702	—	(14,702)	—
Other assets	24,447	—	—	—	24,447
Total assets	$838,428	$102,613	$23,468	$(112,541)	$851,968
Liabilities and Equity
Current liabilities
Current maturities of long-term debt	$19,686	$—	$468	$(608)	$19,546
Accounts payable—trade	29,474	2,148	396	—	32,018
Accrued expenses	32,292	3,834	7,872	—	43,998
Total current liabilities	81,452	5,982	8,736	(608)	95,562
Long-term debt and other liabilities
Intercompany payables	14,702	—	—	(14,702)	—
Long-term debt, less current maturities	527,114	—	7,429	—	534,543
Obligations under capital leases, less current installments	7,429	—	—	(7,429)	—
Deferred income taxes	107,467	14,132	—	—	121,599
Other	11,256	—	—	—	11,256
Total liabilities	749,420	20,114	16,165	(22,739)	762,960
Equity (Deficit)
New Enterprise Stone & Lime Co., Inc. equity (deficit)	87,717	82,499	7,303	(89,802)	87,717
Noncontrolling interest	1,291	—	—	—	1,291
Total equity (deficit)	89,008	82,499	7,303	(89,802)	89,008
Total liabilities and equity (deficit)	$838,428	$102,613	$23,468	$(112,541)	$851,968

New Enterprise Stone & Lime Co., Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

11. Condensed Issuer, Guarantor and Non Guarantor Financial Information (Continued)

Condensed Consolidating Balance Sheet at February 28, 2011

(in thousands)

	New Enterprise Stone & Lime Co., Inc.	Guarantor Subsidiaries	Non Guarantors	Eliminations	Total
Assets
Current assets
Cash and cash equivalents	$5,058	$1,472	$13,499	$—	$20,029
Restricted cash	1,777	110	—	—	1,887
Accounts receivable (less allowance for doubtful accounts)	54,334	13,024	14	—	67,372
Inventories	113,182	16,240	—	—	129,422
Net investment in lease	—	—	582	(582)	—
Deferred income taxes	12,798	985	—	—	13,783
Other current assets	6,969	442	2,530	—	9,941
Total current assets	194,118	32,273	16,625	(582)	242,434
Other assets
Property, plant and equipment, net	353,118	29,825	9,434	(9,412)	382,965
Goodwill	85,002	5,845	—	—	90,847
Other intangible assets	11,030	17,054	—	—	28,084
Investment in subsidiaries	84,800	—	—	(84,800)	—
Intercompany receivables	—	12,002	—	(12,002)	—
Other assets	23,748	—	—	—	23,748
Total assets	$751,816	$96,999	$26,059	$(106,796)	$768,078
Liabilities and Equity
Current liabilities
Current maturities of long-term debt	$20,599	$—	$443	$(582)	$20,460
Accounts payable—trade	13,226	2,066	862	—	16,154
Accrued expenses	41,104	3,025	8,017	—	52,146
Total current liabilities	74,929	5,091	9,322	(582)	88,760
Long-term debt and other liabilities
Intercompany payables	12,002	—	—	(12,002)	—
Long-term debt, less current maturities	470,974	—	9,412	—	480,386
Obligations under capital leases, less current installments	9,412	—	—	(9,412)	—
Deferred income taxes	97,488	14,433	—	—	111,921
Other	9,840	—	—	—	9,840
Total liabilities	674,645	19,524	18,734	(21,996)	690,907
Redeemable common stock	130,241	—	—	—	130,241
Equity (deficit)
New Enterprise Stone & Lime Co., Inc. equity (deficit)	(54,938)	77,475	7,325	(84,800)	(54,938)
Noncontrolling interest	1,868	—	—	—	1,868
Total equity (deficit)	(53,070)	77,475	7,325	(84,800)	(53,070)
Total liabilities and equity (deficit)	$751,816	$96,999	$26,059	$(106,796)	$768,078

New Enterprise Stone & Lime Co., Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

11. Condensed Issuer, Guarantor and Non Guarantor Financial Information (Continued)

Condensed Consolidating Income Statement for the three months ending November 30, 2011

(in thousands)

	New Enterprise Stone & Lime Co., Inc.	Guarantor Subsidiaries	Non Guarantors	Eliminations	Total
Revenue	$200,249	$21,344	$1,028	$(7,355)	$215,266
Cost of revenue (exclusive of items shown separately below)	154,247	15,597	448	(7,117)	163,175
Depreciation, depletion and amortization	10,282	1,874	—	—	12,156
Pension and profit sharing	2,338	47	—	—	2,385
Selling, administrative and general expenses	12,874	2,289	68	—	15,231
Operating income	20,508	1,537	512	(238)	22,319
Interest expense, net	(11,292)	(45)	(157)	157	(11,337)
Income before income taxes	9,216	1,492	355	(81)	10,982
Income tax expense (benefit)	5,421	(119)	—	—	5,302
Equity in earnings of subsidiaries	1,966	—	—	(1,966)	—
Net income (loss)	5,761	1,611	355	(2,047)	5,680
Noncontrolling interest in net loss	—	—	—	81	81
Net income (loss) attributable to New Enterprise Stone & Lime Co., Inc.	$5,761	$1,611	$355	$(1,966)	$5,761

Condensed Consolidating Income Statement for the three months ending November 30, 2010

(in thousands)

	New Enterprise Stone & Lime Co., Inc.	Guarantor Subsidiaries	Non Guarantors	Eliminations	Total
Revenue	$222,145	$12,599	$1,776	$(3,369)	$233,151
Cost of revenue (exclusive of items shown separately below)	175,297	6,358	484	(3,506)	178,633
Depreciation, depletion and amortization	9,738	2,216	—	—	11,954
Pension and profit sharing	2,844	52	—	—	2,896
Selling, administrative and general expenses	11,184	2,279	119	—	13,582
Operating income	23,082	1,694	1,173	137	26,086
Interest expense, net	(11,354)	(14)	(157)	162	(11,363)
Income before income taxes	11,728	1,680	1,016	299	14,723
Income tax expense (benefit)	25,836	568	(49)	—	26,355
Equity in earnings of subsidiaries	2,177	—	—	(2,177)	—
Net income (loss)	(11,931)	1,112	1,065	(1,878)	(11,632)
Noncontrolling interest in net income	—	—	—	(299)	(299)
Net income (loss) attributable to New Enterprise Stone & Lime Co., Inc.	$(11,931)	$1,112	$1,065	$(2,177)	$(11,931)

New Enterprise Stone & Lime Co., Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

11. Condensed Issuer, Guarantor and Non Guarantor Financial Information (Continued)

Condensed Consolidating Income Statement for the nine months ending November 30, 2011

(in thousands)

	New Enterprise Stone & Lime Co., Inc.	Guarantor Subsidiaries	Non Guarantors	Eliminations	Total
Revenue	$577,795	$67,049	$4,856	$(17,306)	$632,394
Cost of revenue (exclusive of items shown separately below)	451,350	49,446	1,749	(17,328)	485,217
Depreciation, depletion and amortization	30,111	5,678	—	—	35,789
Pension and profit sharing	6,231	156	—	—	6,387
Selling, administrative and general expenses	39,298	6,836	351	—	46,485
Operating income	50,805	4,933	2,756	22	58,516
Interest expense, net	(34,758)	(171)	(482)	496	(34,915)
Income before income taxes	16,047	4,762	2,274	518	23,601
Income tax expense (benefit)	11,011	(262)	—	—	10,749
Equity in earnings of subsidiaries	7,298	—	—	(7,298)	—
Net income (loss)	12,334	5,024	2,274	(6,780)	12,852
Noncontrolling interest in net income	—	—	—	(518)	(518)
Net income (loss) attributable to New Enterprise Stone & Lime Co., Inc.	$12,334	$5,024	$2,274	$(7,298)	$12,334

Condensed Consolidating Income Statement for the nine months ending November 30, 2010

(in thousands)

	New Enterprise Stone & Lime Co., Inc.	Guarantor Subsidiaries	Non Guarantors	Eliminations	Total
Revenue	$604,347	$65,975	$5,272	$(12,278)	$663,316
Cost of revenue (exclusive of items shown separately below)	474,083	47,128	1,638	(12,688)	510,161
Depreciation, depletion and amortization	28,623	6,028	—	—	34,651
Pension and profit sharing	7,062	166	—	—	7,228
Selling, administrative and general expenses	36,520	6,686	348	—	43,554
Operating income	58,059	5,967	3,286	410	67,722
Interest expense, net	(29,202)	(26)	(474)	486	(29,216)
Income before income taxes	28,857	5,941	2,812	896	38,506
Income tax expense	28,197	576	—	—	28,773
Equity in earnings of subsidiaries	8,177	—	—	(8,177)	—
Net income (loss)	8,837	5,365	2,812	(7,281)	9,733
Noncontrolling interest in net income	—	—	—	(896)	(896)
Net income (loss) attributable to New Enterprise Stone & Lime Co., Inc.	$8,837	$5,365	$2,812	$(8,177)	$8,837

New Enterprise Stone & Lime Co., Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

11. Condensed Issuer, Guarantor and Non Guarantor Financial Information (Continued)

Condensed Consolidating Cash Flow for the nine months ending November 30, 2011

(in thousands)

	New Enterprise Stone & Lime Co., Inc.	Guarantor Subsidiaries	Non Guarantors	Eliminations	Total
Cash flows from operating activities	$(27,419)	$1,329	432	$—	$(25,658)
Cash flows from investing activities
Capital expenditures	(23,471)	(3,206)	—	—	(26,677)
Capitalized software	(5,978)	—	—	—	(5,978)
Proceeds from sale of property, plant and equipment	1,208	405	990	—	2,603
Change in cash value of life insurance	2,968	—	—	—	2,968
Other investing activities	348	—	(8,840)	—	(8,492)
Net cash used in investing activities	(24,925)	(2,801)	(7,850)	—	(35,576)
Cash flows from financing activities
Proceeds from revolving credit	108,717	—	—	—	108,717
Repayment of revolving credit	(42,500)	—	—	—	(42,500)
Repayment of long-term debt	(22,526)	—	(1,958)	—	(24,484)
Payments on capital leases	(3,975)	—	—	—	(3,975)
Proceeds from issuance of long-term debt	12,398	—	—	—	12,398
Debt issuance costs	(1,663)	—	—	—	(1,663)
Dividends received (paid)	1,200	—	(1,200)	—	—
Distribution to noncontrolling interest	—	—	(1,095)	—	(1,095)
Net cash provided by (used in) financing activities	51,651	—	(4,253)	—	47,398
Net decrease in cash and cash equivalents	(693)	(1,472)	(11,671)	—	(13,836)
Cash and cash equivalents
Beginning of period	5,058	1,472	13,499	—	20,029
End of period	$4,365	$—	$1,828	$—	$6,193

New Enterprise Stone & Lime Co., Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

11. Condensed Issuer, Guarantor and Non Guarantor Financial Information (Continued)

Condensed Consolidating Cash Flow for the nine months ending November 30, 2010

(in thousands)

	New Enterprise Stone & Lime Co., Inc.	Guarantor Subsidiaries	Non Guarantors	Eliminations	Total
Cash flows from operating activities	$(3,496)	$7,549	$4,526	$—	$8,579
Cash flows from investing activities
Capital expenditures	(16,464)	(7,329)	—	—	(23,793)
Capitalized software	(2,919)	—	—	—	(2,919)
Proceeds from sale of property, plant and equipment	466	275	—	—	741
Change in change value of life insurance	(557)	—	—	—	(557)
Other investing activities	(573)	(12)	—	—	(585)
Net cash used in investing activities	(20,047)	(7,066)	—	—	(27,113)
Cash flows from financing activities
Proceeds from revolving credit	92,049	—	—	—	92,049
Repayment of revolving credit	(87,565)	—	—	—	(87,565)
Repayment of long-term debt	(218,986)	—	(309)	—	(219,295)
Payments on capital leases	(4,294)	—	—	—	(4,294)
Proceeds from issuance of long-term debt	258,880	—	—	—	258,880
Debt issuance costs	(9,960)	—	—	—	(9,960)
Distribution to noncontrolling interest	—	—	(1,641)	—	(1,641)
Net cash provided by (used in) financing activities	30,124	—	(1,950)	—	28,174
Net increase in cash and cash equivalents	6,581	483	2,576	—	9,640
Cash and cash equivalents
Beginning of period	537	675	9,561	—	10,773
End of period	$7,118	$1,158	$12,137	$—	$20,413